UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.    )
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Gibraltar Industries, Inc.
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Notice of 2020 Annual
Meeting of Stockholders
and Proxy Statement

April 3, 2020

To My Fellow Stockholders:
It is my pleasure to invite you to electronically attend the 2020 Annual Meeting of Stockholders of Gibraltar Industries, Inc. (the “Company”) to be held on Wednesday, May 6, 2020 at 11:00 A.M., Eastern Time (the “2020 Annual Meeting”), and any adjournments or postponements thereof, which may include a national emergency that makes us unable to hold the meeting on the date or in the manner that we planned.
We initially planned to hold the 2020 Annual Meeting in person, but in light of public health concerns regarding the coronavirus outbreak (COVID-19), and to support the health and well-being of our employees, board members and stockholders, the 2020 Annual Meeting will be held in virtual meeting format only. You will not be able to attend the 2020 Annual Meeting in person. You will be able to participate in this year’s annual meeting online, vote your shares electronically and submit your questions during the meeting, by visiting www.virtualshareholdermeeting.com/ROCK2020. Instructions regarding how to attend the meeting online and details concerning the business to be conducted at the 2020 Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Definitive Proxy Statement.
The Proxy Statement is critical to our corporate governance process and to affirming the direction of our Company. The Proxy Statement provides you with important information about our Board of Directors and executive officers. Additionally, the Proxy Statement informs you of steps we are taking to fulfill our responsibilities to you as a stockholder.
In 2019, the executive leadership of our Company underwent a significant change, and in 2020, our Board of Directors has made changes in its membership as we continue to execute our long-term value creation strategy. First, on January 2, 2019, the Company appointed William T. Bosway as its President and Chief Executive Officer to replace Frank G. Heard who concurrently with the appointment of Mr. Bosway, announced that he would retire from his employment with the Company on March 3, 2020, and who will retire from the Board of Directors immediately prior to our 2020 Annual Meeting. Additionally, on March 18, 2019, the Company appointed Patrick M. Burns as its Chief Operating Officer.
More recently, on February 26, 2020, Linda K. Myers and Atlee Valentine Pope were appointed as members of the Company's Board of Directors and I am excited for the impact they will have on the Company by adding new leadership skills and enhances the gender diversity of the Board.
Throughout 2019, our Company continued to successfully implement its value creation strategy while migrating from a four-pillar strategy to a three-pillar strategy. The operating foundation of this three-pillar strategy is focused on three core tenets - business systems, portfolio management, and organizational development - to accelerate growth and future improve the Company’s margin profile, both through organic and inorganic investment. We continue to realize significant returns from our value creation strategy as the Company made more money, at a higher rate of return, with a more efficient use of capital for the fifth year in a row.

The Proxy Statement will provide you with information relating to our governance and compensation considerations and is designed to provide you with information relating to the proposals that require your vote and solicit your vote if you cannot attend the Annual Meeting in person. Your vote is very important to us and we encourage you to vote promptly. Please note that your broker cannot vote on all of the proposals to be acted on at the Annual Meeting without your instruction. If you do not plan to attend the Annual Meeting in person, please execute and return your proxy or inform your broker as to how you would like us to vote your shares on the proposals set forth in the Proxy Statement.
The Proxy Statement includes a description of three proposals. Our Board of Directors recommends that stockholders vote FOR all proposals. Please read each proposal carefully and study the recommendations of the Board of Directors and its committees.
On behalf of our management team and our Board of Directors, I want to thank you for your continued support and confidence in Gibraltar Industries, Inc.
Sincerely,
William Montague
Chairman of the Board

GIBRALTAR INDUSTRIES, INC.
3556 Lake Shore Road
PO Box 2028
Buffalo, New York 14219-0228

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 6, 2020

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gibraltar Industries, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 6, 2020, at 11:00 A.M., Eastern Time (the “2020 Annual Meeting”). In light of public health concerns regarding the coronavirus outbreak (COVID-19), and to support the health and well-being of our employees, board members and stockholders, the 2020 Annual Meeting will be held in virtual meeting format only. You can attend the 2020 Annual Meeting online, vote your shares electronically and submit your questions during the meeting, by visiting www.virtualshareholdermeeting.com/ROCK2020. You will need to have the 16-digit control number included on your proxy card, or in the instructions that accompanied your proxy materials by the method you consented or elected to receive for delivery. The 2020 Annual Meeting will be held for the following purposes:
1.    Election of nine Directors nominated by the Board of Directors to hold office until the 2021 Annual Meeting.
2.    Advisory approval of the Company’s executive compensation (the “Say-on-Pay” vote).

3.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020.

4.	Transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors has fixed the close of business on March 18, 2020, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.
You may vote electronically at the annual meeting or you may vote by using the proxy card enclosed with these materials. Stockholders who do not expect to attend the virtual meeting are urged to vote, sign, and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares electronically during the meeting for matters acted upon at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: the Definitive Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey J. Watorek Secretary Buffalo, New York
April 3, 2020

3556 Lake Shore Road
PO Box 2028
Buffalo, New York 14219-0228

DEFINITIVE PROXY STATEMENT
April 3, 2020
_________________
Date, Time, and Place of Annual Meeting
Gibraltar Industries, Inc., a Delaware corporation (the “Company”, “Gibraltar”, “we”, “our”, or “us”), is making this Definitive Proxy Statement available to you on or about April 3, 2020 in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2020 Annual Meeting of Stockholders. The 2020 Annual Meeting is scheduled to be held on May 6, 2020 at 11:00 A.M., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/ROCK2020. You will need to have the 16-digit control number included on your proxy card, or in the instructions that accompanied your proxy materials by the method you consented or elected to receive for delivery. This solicitation is for proxies for use at the 2020 Annual Meeting, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
Voting Information
Record Date. The Board of Directors has fixed the close of business on March 18, 2020, as the record date for the determination of stockholders entitled to receive notice of and to vote at the 2020 Annual Meeting. At the close of business on March 18, 2020, the Company had outstanding and entitled to vote at the Annual Meeting 32,400,392 shares of common stock, $0.01 par value per share (“Common Stock”). Each share is entitled to one vote on each matter properly brought before the Annual Meeting.
Solicitation Costs. The cost of the solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Definitive Proxy Statement. In addition to the use of the mail, proxies may be solicited by personal interviews and by telephone by directors, officers, and employees, without any additional compensation, as well as proxy solicitors. We have retained Alliance Advisors, LLC (“Alliance”) to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Alliance $13,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Arrangements will be made with brokerage houses, banks and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.
Voting Your Proxy. If the enclosed proxy is properly executed, returned, and received in time for the Annual Meeting, the shares represented thereby will be voted in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted as recommended by the Board of Directors (i) FOR the nominees for directors named in this Definitive Proxy Statement, (ii) FOR the approval of the advisory resolution on our executive compensation (the “Say-on-Pay” vote), and (iii) FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.
Vote Required. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Each proposal submitted to the stockholders requires the affirmative vote of holders of a majority of the shares present at the meeting, entitled to vote, assuming a quorum is present in person or by proxy. If a stockholder specifies an abstention from voting on a proposal, such shares are considered present but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal.

Directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. Nominees for the election of directors must receive more “for” than “against” votes to be elected. If an incumbent director, in an uncontested election, does not receive a majority of the votes cast, the director is required to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the recommendation and publicly disclose its decision and rationale behind it within ninety (90) days of the date election results are certified.
Your shares may be voted on some of the matters to be acted on at the Annual Meeting if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the meeting. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 is the only stockholder proposal considered a routine matter.
The election of directors and the Say-on-Pay vote are not considered routine. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm CANNOT vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes cast either for or against the proposal. Please execute your proxy promptly so your shares will be represented at the Annual Meeting.
Revocability of Proxy. The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

PROPOSAL 1
ELECTION OF DIRECTORS

Director Tenure	Independent Directors	Director Age Distribution	Director Diversity

* 9 - 14Years (0)
The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen directors. The number of directors may be changed at any time by resolution of the Board of Directors. Our Certificate of Incorporation also requires annual election of directors.
On January 2, 2019, William T. Bosway was appointed as President and Chief Executive Officer of the Company, and in connection with this appointment Mr. Bosway was appointed to the Board of Directors. As a result, the number of individuals comprising of our Board was increased to eight. Coinciding with the appointment of Mr. Bosway as President and Chief Executive Officer, Frank G. Heard, former President and Chief Executive Officer of the Company was appointed Vice Chair of the Board of Directors, and during the past twelve months ended December 31, 2019, Mr. Heard assisted with transitioning Mr. Bosway to the role of President and Chief Executive Officer of the Company. As of December 31, 2019, the Board of Directors consisted of eight directors.

On February 26, 2020, the Board of Directors appointed Linda K. Myers and Atlee Valentine Pope as members of the Board of Directors after completing a search for nominees performed by the Board. The Nominating and Corporate Governance Committee interviewed board candidates and recommended to the full Board of Directors the appointment of Ms. Myers and Ms. Pope as a member of the Board, respectively. Additionally, on March 3, 2020, Mr. Heard retired from the Company. Mr. Heard will serve out the remainder of his current term as a member of the Board of Directors; however, will not stand for election in 2020. Accordingly, as a result of the appointments of Mmes. Myers and Pope, and Mr. Heard’s retirement from the Board of Directors immediately prior to the 2020 Annual Meeting, the number of individuals comprising our Board will equal nine directors.
At the Annual Meeting of Stockholders in 2020, all nine directors shall be elected to hold office for a one-year term expiring in 2021. Mark Barberio, William Bosway, Sharon Brady, Craig Hindman, Vinod Khilnani, William Montague, Linda Myers, James Nish, and Atlee Valentine Pope have been nominated by the Board of Directors for election. All nominees, other than Mr. Bosway, our President and Chief Executive Officer, are independent directors under the independence standards provided by Rule 5605(a)(2) of the NASDAQ listing standards.
Director Nominees

Nominee	Age	Director Since	Number of Other Public Boards	Backgrounds and Skills
				Executive Leadership / Governance Experience	Financial Experience	Business Systems	Portfolio Management	Organizational Development
Mark G. Barberio *	57	2018	Two	✓	✓	✓	✓
William T. Bosway President and CEO	54	2019	None	✓	✓	✓	✓	✓
Sharon M. Brady *	69	2015	None	✓		✓	✓	✓
Craig A. Hindman *	65	2014	None	✓		✓	✓	✓
Vinod M. Khilnani *	67	2014	Three	✓	✓	✓	✓	✓
William P. Montague * Chairman of the Board	73	1993	One	✓	✓	✓	✓	✓
Linda K. Myers *	56	2020	None	✓	✓	✓	✓
James B. Nish *	61	2015	One	✓	✓	✓	✓
Atlee Valentine Pope *	64	2020	None	✓		✓	✓	✓
* Independent Director
Unless instructions to the contrary are received, we intend to vote the shares represented by proxies FOR the election of all nominees as directors, each of whom has consented to serve as a director if elected. If any nominee becomes unavailable for election for any reason, we intend to vote the shares represented by the proxies solicited herewith for such other person or persons as the Board of Directors shall designate.
Set forth below is certain information furnished to us by the directors and nominees for election as directors. We believe our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishment, a commitment to participation in board activities, and other traits discussed below in “Corporate Governance.” The Nominating and Corporate Governance Committee considered these qualifications, which are summarized following the biographical information for each director, in determining to recommend to the Board of Directors that the current directors be nominated for re-election. None of the corporations or other organizations with whom any of the following individuals were or are employed is an affiliate of the Company.

Nominees

Mark G. Barberio

MARK BARBERIO has served as a Director of the Company since June 2018. He brings to the Company’s Board more than 25 years of senior management and board experience across a variety of industries at both public and private companies. He is and has been principal of Markapital, LLC, a business and M&A consulting firm, since 2013. Prior to forming Markapital, he led Mark IV, LLC (now Dayco, LLC), a global diversified manufacturing company, where he served in a variety of positions, most recently as Co-CEO and CFO. He has been an independent director of NYSE-listed Life Storage, Inc. since 2015 and in May 2018 was elected Non-Executive Chairman. He is also a board member of Exide Technologies, a privately held global energy storage solution company. In February 2020, Mr. Barberio was elected to the board of Endo International plc. He is also a member of the board of Trustees of Rochester Institute of Technology.

Mr. Barberio’s qualifications to serve on the Company’s Board include his extensive experience as a CEO and CFO in strategy development, finance, operational oversight, real estate, capital markets, acquisitions and investor relations.

William T. Bosway

WILLIAM BOSWAY has served as President and Chief Executive Officer and a Director of the Company since January 2019. He joined the Company from Dover Corporation, a diversified global manufacturer, where he was a Vice President and President and Chief Executive Officer of the Refrigeration and Food Equipment Division from June 2016 to December 2018. Prior to joining Dover Corporation, he was employed by Emerson Electric Co., a global manufacturer of industrial, commercial and consumer products, where he held the position of Group Vice President, Solutions & Technology for Emerson Climate Technologies from May 2008 through June 2016.

Mr. Bosway’s qualifications to serve as a member of the Company’s Board include his strong leadership skills and significant experience in driving organic and acquisition growth, his breadth of experience in a variety of global industrial markets, and his proficiency in manufacturing operations.

Sharon M. Brady

SHARON BRADY has served as a Director of the Company since 2015. She brings to the Company’s Board more than 40 years of human resources leadership experience in the industrial manufacturing and retail sectors. Most recently, she served as Senior Vice President of Human Resources at Illinois Tool Works, Inc. (“ITW”), a Fortune 200 diversified industrial manufacturer. Prior to ITW, she progressed through a series of leadership roles for large-cap companies in the manufacturing, retail, and pharmaceutical industries. Ms. Brady also serves as an independent director for Hollister, Inc., a privately held medical device company.

Ms. Brady’s qualifications to serve on the Company’s Board include her extensive experience in global talent development, as well as in the design and implementation of leadership development frameworks, executive compensation plans, governance processes, and culture change strategies, including diversity initiatives and succession planning.

Craig A. Hindman

CRAIG HINDMAN has served as a Director of the Company since 2014. He is a global executive with more than 35 years of leadership experience across multiple industry segments. Most recently, Mr. Hindman was Executive Vice President and Chief Executive Officer of the Industrial Packaging Group of businesses at ITW. In that role, he was responsible for 110 business units operating in 30 countries, and was successful in growing revenues and increasing margins through innovation and business simplification initiatives. He also completed two acquisitions before leading the sale of the Industrial Packaging Group to The Carlyle Group in 2014. Mr. Hindman spent more than two decades in ITW’s Construction Products Group, providing him with significant experience in and familiarity with end markets also served by Gibraltar. He graduated from Colgate University with a bachelor’s degree and from Northwestern University with an MBA. Additionally, he serves as a director of a number of not-for-profit organizations and private companies, including Wilsonart International for which he serves as a member of the compensation committee.

Mr. Hindman’s qualifications to serve on the Company’s Board include his experience as an executive with responsibility for the financial and operational performance of global industrial business units within a best-in-class, Fortune 200 company. Other qualifications include his experience in the integration of acquired businesses and business simplification over a period of more than 20 years.

Vinod M. Khilnani

VINOD KHILNANI has served as a Director of the Company since 2014. From January 2013 to May 2013, he was Executive Chairman of the Board at CTS Corporation, a sensors and electronics components company with operations in North America, Europe, and Asia. Mr. Khilnani previously served as CTS Corporation’s Chairman and Chief Executive Officer from 2009 to 2013, President and Chief Executive Officer from 2007 to 2009, and Senior Vice President and Chief Financial Officer from 2001 to 2007. In addition to implementing growth and market diversification strategies at CTS Corporation, he successfully led restructuring and acquisition transactions, completed equity and debt offerings, and established operations in Eastern Europe and Asia. Mr. Khilnani is currently a director of Materion Corporation, 1st Source Corporation (parent of 1st Source Bank) and ESCO Technologies, Inc. He serves as chairman of the board, chairman of the nominating and corporate governance committee, and a member of the compensation committee of Materion Corporation; chairman of the audit committee and member of the compensation committee of 1st Source Corporation; and chairman of the compensation committee at ESCO Corporation.

Mr. Khilnani’s qualifications to serve on the Company’s Board include his service as a director of publicly-held, global organizations in a number of industries, his leadership role as Chairman and Chief Executive Officer of CTS Corporation, and his extensive background in accounting and finance for global manufacturing entities.

William P. Montague

WILLIAM MONTAGUE has served as a Director of the Company since the consummation of the Company’s initial public offering in 1993 and as the Chairman of the Board since 2015. He served as Executive Vice President and Chief Financial Officer of Mark IV Industries, Inc. (“Mark IV”), a manufacturer of engineered systems and components from 1986 to 1996, as Mark IV’s President and a Director from 1996 through 2004, and as Chief Executive Officer and a Director of Mark IV from 2004 to 2008. Mr. Montague also serves on the Board of Directors of Endo International plc., where he is chairman of the compensation committee and serves on the audit, and nominating and corporate governance committees.

Mr. Montague’s qualifications to serve on the Company’s Board include his experience as a chief executive officer along with extensive financial and accounting experience acquired during his career with Mark IV and as a Certified Public Accountant. His extensive background as a chief executive officer and chief financial officer of a public company in the manufacturing industry provides significant value to the Company’s Board through his experiences with complex capital resource requirements and diverse geographical operations similar to the Company, as well as his insights in managing a variety of product offerings and markets. Mr. Montague’s more than 25 years of experience on the Board and long-term exposure to the Company provides a unique perspective regarding Gibraltar’s culture.

Linda K. Myers

LINDA MYERS has served as a Director of the Company since February 2020. Ms. Myers has been employed since 1994 by Kirkland & Ellis LLP (“Kirkland”), a Chicago based law firm with a national and international presence. In 1996, Ms. Myers became a Kirkland partner and currently leads the Debt Finance Practice Group of Kirkland, representing large public and private companies, private equity groups, and commercial lending institutions in debt financing transactions. Additionally, Ms. Myers is a member of several management committees at Kirkland and has served as Chair of Kirkland’s Administrative Committee since 2009. Ms. Myers also serves as a member of the board of directors of several private companies and community and cultural organizations. Ms. Myers has a Juris Doctor degree from Georgetown University Law Center and a Bachelor of Arts degree from University of Wisconsin-Madison.

Ms. Myers’ qualifications to serve on the Company’s Board include her demonstrated leadership skills as head of Kirkland’s Debt Finance Practice Group, her significant experience advising major public and private companies with respect to sophisticated financing transactions, and her wide exposure to issues encountered in the management of a global organization which she has acquired through her many committee memberships at Kirkland.

James B. Nish

JAMES NISH has served as a Director of the Company since 2015. He brings to the Company’s Board over 25 years of investment banking experience serving clients in a variety of international industrial manufacturing markets. Most recently, he led the Mid-Cap Corporate Investment Banking team at J.P. Morgan Chase. Prior to that, he was head of the Industrial Manufacturing Group at Bear Stearns, where he worked for 22 years. He also serves on the board of Scorpio Bulkers Inc., where he also serves on the audit committee.

Mr. Nish’s qualifications to serve on the Company’s Board include his experiences centered on helping global industrial manufacturing companies accelerate their growth through mergers, acquisitions, and capital market transactions. A Certified Public Accountant, he has extensive experience in accounting, finance, personnel assessments, and currently serves as an adjunct professor at Baruch College and Pace University where he teaches both undergraduate business and MBA courses.

Atlee Valentine Pope

ATLEE VALENTINE POPE has served as a Director of the Company since February 2020. Ms. Pope is currently the Chief Executive Officer of Blue Canyon Partners, Inc. (“Blue Canyon”), a business-to-business growth strategy consulting firm which she co-founded in 1998. She served as President of Blue Canyon from its inception in 1998 through 2013 at which time she became Chief Executive Officer. In addition to her responsibilities as Chief Executive Officer of Blue Canyon, Ms. Pope has been actively involved in delivering global value creation, price realization, and digital strategies that have generated significant top line revenue and margin improvements for client firms. Prior to serving as President of Blue Canyon, Ms. Pope served as Executive Director of Baker & Company, a privately-held consulting firm which served the automotive and telecommunications industry. Ms. Pope has an MBA from J.L. Kellogg School of Management, Northwestern University and over 35 years of experience in advising Fortune 500 boards and c-suite executives.

Ms. Pope’s qualifications to serve on the Company’s Board include her demonstrated leadership skills as an executive at Blue Canyon and her significant experience with designing global growth strategies and actions plans.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES IN PROPOSAL 1

Director Not Standing for Election

Frank G. Heard

FRANK HEARD has served as a Director of the Company since 2015. He has served as Vice Chair of the Board of Directors of the Company since January 2, 2019 and as the Chief Executive Officer of the Company from January 1, 2015 to January 1, 2019. He joined Gibraltar as President and Chief Operating Officer in 2014 with more than 25 years of experience in the building products industry. Prior to joining Gibraltar, Mr. Heard served as President of the Building Components Group, a division of ITW. In that role, he had global responsibility for the strategic direction and operational performance of 25 business units in 18 countries across a wide range of industry segments including residential and commercial construction, retail, and component manufacturing. Prior to serving as President of the Building Components Group, Mr. Heard held various executive management roles for ITW dating back to 1990. In November 2019, Mr. Heard was appointed to the audit committee and board of directors of Apogee Enterprises, Inc.

CORPORATE GOVERNANCE

The Board of Directors has corporate governance practices and policies which the Board of Directors follows with respect to various matters, such as director responsibilities, compensation, and access to management. The Company’s corporate governance documents are available under the Governance Documents section of the Corporate Governance page of the Company’s website at www.gibraltar1.com.

Corporate Governance Highlights
Annual Election of All Directors	Yes	Super-Majority Vote to Amend Charter and By-Laws	Yes
Average Age of Directors Standing for Election	63	Mandatory Retirement Age	Yes
Number of Independent Directors Standing for Election	8	Risk Oversight by Full Board and Committees	Yes
Majority Voting for Directors with Director Resignation Policy	Yes	Stock Ownership Guidelines for Non-Employee Directors and Executive Officers	Yes
Separate Chairman and CEO	Yes	Anti-Hedging and Anti-Pledging Policies	Yes
Stockholder Action by Written Consent	Yes	Clawback Policy	Yes
Regular Executive Sessions of Independent Directors	Yes	Annual Advisory Approval of Executive Compensation	Yes
Annual Board and Committee Self-Evaluations	Yes	Poison Pill	No
Stockholder Engagement
The Company’s executive management team routinely meets with its stockholders to discuss the Company’s performance and strategic plan. Further, our executive team leads stockholder outreach engagements, where we solicit feedback from stockholders on their priorities on corporate governance, compensation, and environmental and social matters.
Our executive team is committed to continuing a formal stockholder outreach program. Additionally, our executive management team, including the Company’s President and Chief Executive Officer, and Chief Financial Officer, regularly engage in meaningful dialogue with the Company’s stockholders through our quarterly earnings calls, investor conferences and other channels for communication.
Board Leadership
The Board of Directors is responsible for oversight of management of the business and affairs of the Company with the objective of enhancing stockholder value. To fulfill these responsibilities, and the activities of its committees, the Board of Directors was comprised of eight directors during the year ended December 31, 2019. William T. Bosway was appointed to the Board of Directors effective January 2, 2019.
In recommending the candidates described above, the Company’s Nominating and Corporate Governance Committee considers qualified candidates who will provide the Board of Directors with dedicated service, strong business-related skills and experience, and diversity as such qualifications are described below under the caption “Director Nomination Process.” The appointment of the two new directors in February 2020 adds new leadership skills and enhances the gender diversity of the Board.
Under the Company’s Bylaws, the Company’s Chairman of the Board, William Montague, presides over meetings of the Board of Directors and meetings of the stockholders, while Gibraltar’s Chief Executive Officer (“CEO”), William Bosway, has general authority for strategic initiatives involving the business and operational affairs of the Company, subject to the supervision and oversight of the Board. The Company maintains a leadership structure with separate Chairman and CEO roles and believes this structure better aligns with corporate governance best practices. The separated Chairman and CEO roles help to enhance the independent oversight of management which we believe more closely aligns the Company’s leadership with the expectations of our stockholders.

In addition to the leadership structure described above, the independent directors of our Board meet in executive session at each quarterly board meeting, and all of the Board’s key committees - the Audit Committee, the Capital Structure and Asset Management Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee - are comprised solely of and led by independent directors.
Board Tenure
Our corporate governance guidelines require our non-employee directors to submit an offer to resign from the Board to the Chairperson of the Nominating and Corporate Governance Committee upon reaching the age of 72, and following each succeeding birthday. We do not have any other tenure limitations, as we believe our retirement policy and natural turnover achieve the appropriate balance between maintaining long-term directors with deep institutional knowledge and refreshing the Board with new directors who bring new perspectives and diversity to the Board. Whenever possible, we structure director retirements and new director appointments to overlap so institutional knowledge can be transferred to new directors. In accordance with our corporate governance guidelines, Mr. Montague, upon reaching the age of 72 in 2018, and age of 73 in 2019, submitted his offer of resignation from the Board to Chairperson of the Nominating and Corporate Governance Committee. Upon review and recommendation by the Nominating and Corporate Governance Committee, the full Board, excluding Mr. Montague, determined not to accept Mr. Montague’s offer to resign.
As of April 3, 2020, the average tenure for Directors of the Company is approximately six years of service.
Risk Oversight
The Board of Directors is actively engaged in the oversight of strategies adopted by management for mitigating risks faced by the Company. The effective oversight of risks a company may be exposed to requires an understanding of the nature of the risks, the steps management is taking to manage the risks and a determination of the level of risk which is acceptable to the Company. The involvement of the Board of Directors in reviewing the Company’s enterprise risk management process provides the Board an opportunity to understand the risks faced by the Company, the strategies being implemented by management to minimize these risks and the level of management’s tolerance for risk. With this understanding the Board is able to, if appropriate, require changes in the Company’s operations or strategies to reflect the Board’s determination of the appropriate level of risk for the Company.
Risks may arise in many different areas, including, among many others, business strategy; financial condition; competition for talent; operational efficiency; electronic data security; cyber-security; quality assurance; environmental, health, and safety; supply chain management; reputation; customer spending patterns; and intellectual property. The Board of Directors believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is ultimately the responsibility of the full Board. As a result, the Board of Directors has not divided the responsibility for oversight of risk management among its committees; however, the Audit Committee assists the Board in fulfilling its responsibility. In carrying out this critical responsibility, the Board has implemented an enterprise risk management program designed to:

•	Understand the critical risks in the Company’s business and strategy;

•	Evaluate the Company’s risk management process and whether it functions adequately;

•	Facilitate open communication between management and the Directors; and

•	Foster an appropriate culture of integrity and risk awareness.
The Board discusses risk in general terms throughout the year at its meetings as well as risks in relation to specific proposed actions, including our executive compensation program structure and design. While the Board oversees the enterprise risk management process, management is responsible for implementing and executing controls designed to limit risk to the level deemed to be acceptable to the Board. The Company has internal processes and an effective internal control environment which facilitate the identification and management of risks and the quality and effectiveness of the risk related communications with the Board. These include an enterprise risk management program under the leadership of our Chief Financial Officer and our Treasurer, regular reports from management on business strategy, a Code of Business Conduct, and product quality standards. Management communicates routinely with members of the Board on the significant risks identified and how they are being managed.

Corporate Social Responsibility Highlights
The Board of Directors and the Company’s executive management team are committed to improving and positively impacting global environmental, social and governance (“ESG”) performance.  Instead of a “program,” the executive management team views this effort as a fundamental to the how the Company operates every day.   It starts with conducting business according to a set of core principles: building the “best place to work” for our people, supporting the communities we operate and live in, and working to alleviate some of the world’s most challenging issues including environmental sustainability and responsible employment practices throughout our supply chain.  Our responsibility is ingrained across our organization, and demonstrated by a number key initiatives in each of our businesses.  The Company is also committed to continuing the transformation of the Company’s portfolio of businesses toward those that embrace our principles.  The Company continues to invest in building leadership positions in our renewable energy and conservation platform, where we enable more solar energy supply for communities and help growers produce biologically grown food anywhere, throughout the year, in a more environmentally-friendly and healthier way.  As these businesses are faster growth, higher margin and centered around and products and services that encourage sustainability, the Company is in a better position to manage risk and consistently generate long-term value, while supporting important initiatives focused on social and environmental opportunities.
The Nominating and Corporate Governance Committee oversees and receives periodic updates regarding the Company’s Corporate Social Responsibility (“CSR”) priorities and initiatives.  The Company’s CEO oversees the Company’s CSR Committee, which includes members of the Company’s executive management team. The CSR Committee reviews our CSR strategy, including priorities and initiatives related to corporate social responsibility matters, and directs our businesses on environmentally and socially responsible priorities and initiatives that have a positive impact on our employees, our communities and the world.
Our mission is to be best-in-class in elements of sustainability and corporate social responsibility that matter to our people, our communities and the world.

Our People	Our Communities	The World

To be sustainable and responsible through the advancement of our health and welfare programs; putting the safety and well-being of our people before anything else; supporting professional growth and developing our future leaders; and supporting diversity and inclusion.

	By contributing to communities where we do business and where our people live and work; supporting these communities through charitable donations; and sponsoring volunteerism.	Operating responsibly in the world by focusing on measuring, managing and reducing our environmental footprint, and promoting responsibility across our value chain.
Our People
We are committed to treating everyone fairly, with respect and dignity, and do not tolerate discrimination. We strive to provide a safe and healthy work environment and an atmosphere conducive to open communication.
We provide a comprehensive and competitive benefits package that supports the health and financial wellness of our people. While specific benefits vary worldwide and are based on regional practices, listed below are some common features offered to our United States (“U.S.”) based employees, which during 2019 comprised 94% of our employees:

•	Medical, dental and vision benefits for employee, spouse and dependents

•	Flexible spending accounts for both healthcare and dependent care

•	401(k) retirement savings program with company matching contributions

•	Paid vacation and holidays

•	Parental leave

•	Short-term and long-term disability benefits

•	Wellness incentives for employees

•	Life insurance benefits

•	Employee assistance program

Training and Professional Development
Every day really matters! At Gibraltar, we support our people to realize their potential with meaningful career development opportunities. Over the last five years, we have held annual leadership meetings to provide training and education in the tools and processes required to implement our business systems, including various 80/20 tools, trade focus, and strategy. This training has been invaluable for our team and businesses, and our operating foundation is much stronger as a result. In furtherance of our continuing efforts to achieve operational excellence, in 2019 we initiated an important execution review process to ensure, each month, we deliver on commitments, execute consistently, and aggressively attack exceptions and challenges to our plans. Consistent execution and improvement creates a sustainable means to fund key growth investments, such as technology and people, and deliver expected returns to our stockholders. We have made solid progress, and we have plenty of opportunity in front of us.
The Company’s strategy is based on three core tenets: portfolio management, business systems, and organization development, a critical element in executing our plans.  Our focus is to build the best organization, and an environment where our people constantly learn, are challenged, and grow.  The Company is also focused on building the most effective systems, tools and processes to enable the organization further.   With these initiatives, along with our formal education and development program, we will build competencies, drive more diversity of thought, challenge internal paradigms, and drive improved and consistent performance, every day.  We recently introduced Gibraltar University, a formal education and development program with a broad business curriculum delivered through formal classroom education, self-learning, and project-based implementation learning.
Diversity and Inclusion
We support diversity and inclusion and we encourage a culture where all employees come to work feeling appreciated and knowing they have an equal opportunity to grow and succeed based on their performance, regardless of individual differences. We believe that if our people feel respected and valued for who they are and their contributions, our people will perform better and help drive opportunities. To provide a better understanding of our people, below is certain key demographic data of our workforce.
2019 U.S. Workforce Composition (Gender and Age)

Employee Age Groups	Female	Male	Total by Age Group	% by Age Group
< 30 years of age	56	217	273	13.1%
30 - 49 years of age	226	664	890	42.7%
50+ years of age	249	671	920	44.2%
Total	531	1,552	2,083
As a percentage	25.5%	74.5%
Number of 2019 U.S. Employees by Employment Type (by Gender)

Employee Type	Female	Male	Total by Type	% by Type
Salary	278	651	929	44.6%
Hourly	253	901	1,154	55.4%
Total	531	1,552	2,083

2019 Ethnic Background of U.S. Employees

Ethnic Background	% of Employees
White	68.5%
Black or African American	12.8%
Hispanic or Latino	12.4%
Asian	3.0%
Two or More Races	2.2%
Not Specified	0.7%
Native Hawaiian/Other Pacific Island	0.2%
American Indian/Alaska Native	0.2%
Health & Safety
The continuous development of our organization is one of three core tenets of our strategy and creating a safe and healthy environment for our organization is a top priority for Gibraltar. This is not a program, but a continuous commitment from our leadership team and everyone across our organization with continuous focus and investment in education and tools, and accountability for improving our environment, every day. We expect each member of Gibraltar to follow our safety standards and practices, support our key initiatives, be accountable, and be part of the solution. We believe all accidents and near-misses are preventable, and we measure and review our safety results and corrective actions for each location every day. Keeping our team safe is about taking care of our people and their families. It is our goal for our facilities to be as safe or safer than our employees’ homes. And as a result, we encourage our people to utilize their health and safety knowledge at home so their families can benefit as well.

2019
Total Recordable Incident Rate (TRIR)*	3.9
Total Near Miss Frequency Rate (NMFR)**	4.6
* Incident rates are defined as number of work-related injuries or illness serious enough to require treatment beyond first aid, per 200,000 hours worked.
** Near miss rates are defined as an incident in which no property or environmental damage or personal injury occurred, but damage or personal injury easily could have occurred but for a slight circumstantial shift, per 200,000 hours worked.

	2019	2018	2017
Work-related fatalities*	—	—	—
* Work-related fatality defined as a death that occurs while a person is at work or performing work related tasks.
We are continuously evolving our crisis management plans (CMP) across our businesses as we gain additional experience, review industry best practices, and apply more effective tools, processes, and policies. In an emergency, like a natural disaster or health pandemic, our main priority is the welfare of our people and maintaining business continuity. We are currently engaged in the COVID-19 pandemic, which we started addressing in February 2020. The pandemic has moved quickly requiring effective, timely, and continuous communication across all our locations, and with customers, suppliers, shareholders, and Board members. We have developed operating protocols to support “social distancing” initiatives, digital IT system protocols to support employees working remotely, and protocols in the event of a confirmed case of the virus at any of operating locations. As with any emergency, it is important we execute protocols with urgency and flexibility, remain agile, and react and evolve our plans in a timely manner.

Our Communities
We are committed to investing in the communities where our people live and work and to being an active and responsible corporate citizen in each community in which we reside and operate.
Gibraltar partners with local, regional, and national charities. We also celebrate and recognize efforts for supporting charities on a quarterly basis in company-wide Town Hall meetings.  In 2019, we launched Gibraltar’s Workplace Giving Program and partnered with four charitable organizations - Ronald McDonald House Charities, St. Jude Children's Research Hospital, Make-A-Wish Foundation of America, and Habitat for Humanity International.   For every donation or contribution an employee makes to any of these charities, Gibraltar matches the same contribution amount in the name of the employee.   We selected these four organizations to help start the Workplace Giving Program because of our existing relationship with each charity, and the various services and support they provide for those in need.
In addition to Gibraltar’s Workplace Giving Program, our businesses fund a variety of local and regional charities in their respective communities with their time, talent, and treasure.

Helping Our Veterans Transition	The Movement Against Child Abuse	Royal Family Kids
Our team in Manhattan, Kansas participates in hosting tours for transitioning military members, including Military to Manufacturing, in partnership with the City of Manhattan, Kansas State University and a few area businesses.

Our people in Athens, Texas support the local movement against child abuse each year. In April 2019, our business purchased t-shirts for all team members to wear during the annual Movement Against Child Abuse and collectively 30 local employees participated.

April is National Child Abuse Prevention Month.  Businesses and community members take part in the month of April by wearing blue to show their support to victims and bring awareness to this tragedy.

Our people in Temecula, California have been supporting Royal Family Kids since 2017. Royal Family Kids cares for children in foster care who have been victims of neglect, abuse, and abandonment through a week-long summer camp and year-long mentoring program.

Operation Care and Comfort for US Troops	Back-Pack Drive for Hemphill Elementary School	Taste of Hope
Our people in Buffalo, New York collected over 3,700 items of donated supplies to support the Airman Readiness and Family Support Unit stationed at the Niagara Falls Air Force Base.

Airman & Family Readiness provides military members, their families, and leadership with programs that promote self-sufficiency and enhance mission readiness, retention, and adaptation to the Air Force way of life. The Airman & Family Readiness programs focus on health and well-being, personnel preparedness, sense of community, family adaptation, and spiritual well-being.

Our people in Birmingham, Alabama put together a backpack drive for the elementary school that is in the immediate vicinity of the plant, Hemphill Elementary.  Our people decided to collect donations to fill as many new backpacks as possible so that the school can hand them out to kids that really have the most need.

In total, our people raised enough donations to fill 30 backpacks with school supplies for the 3rd-5th grade students, approximately 780 items in total, and the team presented the backpacks to the Principal at Hemphill Elementary. This was the teams first year hosting a backpack drive, but it certainly won’t be their last.  We hope to continue to help out the kids and grow the participation in the drive in the years to come.

Our people in Cincinnati, Ohio prepared dinner at the Ronald McDonald House of Greater Cincinnati. Our people have been participating in Taste of Hope meal preparation since 2016.

Cincinnati’s Ronald McDonald House keeps families close to each other and the medical care they need, when they need it most. They surround families with hope and support and bring joy and a sense of normalcy to children as they heal.

Relay for Life	Ronald McDonald House of Greater Cincinnati Plant Sale	Clothes to Kids
Our people in Taylorsville, MS sponsored and participated in the local Relay For Life. Relay For Life is the American Cancer Society signature event, bringing communities together in hope, celebration and memory. It is a unique event that offers everyone in the community an opportunity to participate in the fight against cancer. The event remembers those who have lost the fight against cancer and honors those who have survived.

Our team in Taylorsville, MS has been a Gold sponsor for this event for seven years and hopes to continue in the future. This year, they sponsored the Survivors Reception which brings in refreshments and serves those who have been affected with cancer and have survived.

In May 2019, our people in Cincinnati, Ohio held a plant sale to benefit the Ronald McDonald House of Greater Cincinnati.

Cincinnati’s Ronald McDonald House cares for 78 families every night, including parents, children receiving outpatient treatment, siblings and other family members. By easing the financial and emotional burdens of caregivers and by taking care of important practical needs, Cincinnati’s Ronald McDonald House allows parents to focus entirely on caring for their children. Outpatient children living at Cincinnati’s Ronald McDonald House can enjoy activities, special events, and making friends with other kids who have a mask, a feeding tube or a bald head just like them.

Our people in Denver this year donated 31 pairs of shoes to the Clothes for Kids of Denver Shoe Drive.

The mission of Clothes To Kids of Denver is to provide new and quality used clothing to students from low-income or in-crisis families in the Denver Metro Area, free of charge.

The World
We are committed to operating responsibly in the world by focusing on measuring, managing and reducing our environmental footprint, and promoting responsibility across our entire value chain.
Furthering our commitment to the world and the environment is a natural fit with our strategy for our environmentally-friendly renewable energy and conservation businesses.
Our Renewable Energy business designs, engineers, manufactures, and installs solar mounting and electrical systems for community, commercial, and utility-scale solar generation. Renewable Energy business has helped in the completion of 2,188 solar projects between 2015 to 2018 which lead to a combined output of 5,002 megawatts. These renewable energy solar project installations resulted in an offset to greenhouse gas (GHG) emission of 3.75 metric tons CO2e.

We continue to improve our renewable energy solutions with new products, enhancing existing products, responding to regulatory changes, and providing services to contractors and end-users.  Recently, we launched our new single-axis tracker system, as well as a new solar racking system for carports and canopy applications. The Company has also launched solar racking systems to help enable developers utilize “idle” land (e.g. solid-waste landfills) for solar power generation.
Our Conservation business is focused on helping people grow fruits & vegetables, flowers, and cannabis in the most environmentally-friendly and healthy way.  It’s focus is to help customers optimize crop yield while leveraging natural sunlight, minimizing water usage, and maintaining a pesticide-free growing environment.  The business designs, engineers, manufactures, and installs commercial greenhouse growing structures and the operating systems necessary to create the best growing environment, and provides after-market service and support.
Baseline Environmental Metrics
Measuring the impact of our operations on the environment helps us identify areas for improvement. The environmental metrics below quantify the environmental impact of our operations in the areas of energy use, greenhouse gas emissions, water use and waste generation. We applied the following methodology in calculating the metrics reported below relating to energy use, greenhouse gas emissions, water use and waste generation. We collected data from each of our facilities that was a part of Gibraltar as of January 1, 2017 through December 31,2018, and since acquisition date through December 31, 2018, for businesses acquired during this period. The data collected related to fossil fuel consumption (mobile and stationary), electrical usage, water usage, and waste production. The data collected was used to determine our environmental footprint. We define the scopes of our emissions to be the same as defined in The Greenhouse Gas Protocol. We have completely collected information required to determine Scope 1 and Scope 2 emissions, while partially collecting information to determine Scope 3.

Greenhouse Gas Emissions

Normalized by Average Net Sales for 2017 - 2018 (per million USD)
GHG Emissions, Scope 1 (metric tons CO2e)	8.3
GHG Emissions, Scope 2 (metric tons CO2e)	21.8
Our annual average combined Scope 1 and Scope 2 GHG emissions is equivalent to the annual emissions of approximately 3,600 homes or 6,400 cars. Over 70% of our GHG emissions can be attributed to electricity usage at across our facilities (primarily Scope 2 emissions).
Wastes and Recycling

Normalized by Average Net Sales for 2017 - 2018 (per million USD)
Total materials disposed* (metric tons)	2.3
Total materials recycled** (metric tons)	14.9
* Includes trash (MSW), wood/pallets, fats/oils/grease (FOGs), and hazardous waste.
** Over 95% of materials recycled are steel and aluminum. Other materials recycled include cardboard, wood/pallets, mixed recycles, fats/oils/grease, copper, paper and zinc.
Water Use

Normalized by Average Net Sales for 2017 - 2018 (per million USD)
Total Water Use (cubic meters)	114.3
We are currently in the process of accumulating our January 1, 2019 through December 31, 2019 data, and we intend to disclose our 2019 environmental metrics as soon as reasonably possible. Our focus in 2020 and beyond will be to reduce our carbon footprint and we plan to set a goal for this reduction in the near future.
Compliance and Ethics
Our Code of Ethics and Statement of Policy (“Code of Ethics”) reflects our commitment to the highest standards of ethics and business conduct. The ethical principles established by our Code of Ethics applies to our relationships with our customers, our suppliers, our stockholders, our competitors, the communities in which our people live and our businesses operate. The Code of Ethics applies to all of our employees, officers and directors. Additionally, it is applied by contract to others engaged by Gibraltar to the extent that we have the ability to impact their conduct. Any act of unethical business conduct, dishonesty, theft, or violation of the Code of Ethics may result in disciplinary action up to and including discharge and may also result in legal prosecution. Compliance is mandatory. Due to the constant evolution in both the domestic and worldwide environment in which we conduct business, our Code of Ethics is regularly reviewed and updated. The full text of our Code of Ethics and Statement of Policy is available on the Company’s website at www.gibraltar1.com.
Independence of Directors
The Board of Directors has determined that each of the directors and nominees, other than Mr. Bosway and Mr. Heard, is an “independent director” as defined under NASDAQ rules, which the Board has adopted as the standards by which it will determine independence.

Board Committees and Related Matters
Our Board of Directors has four standing committees - the Audit Committee, the Capital Structure and Asset Management Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Copies of the charters of these committees are available on the Company’s website at www.gibraltar1.com.
The current composition of each board committee is set forth below:

Director	Audit Committee	Capital Structure and Asset Management Committee	Compensation Committee	Nominating and Corporate Governance Committee	Board of Directors
Mark Barberio	✓	✓			✓
William Bosway (1)					✓
Sharon Brady			Chair	✓	✓
Frank Heard					✓
Craig Hindman			✓	✓	✓
Vinod Khilnani			✓	Chair	✓
William Montague	✓	✓	✓	✓	Chair
Linda Myers (2)	✓	✓			✓
James Nish	Chair	Chair			✓
Atlee Valentine Pope (3)			✓	✓	✓
Fiscal 2019 Meetings	9	4	6	7	7

(1)	Mr. Bosway was appointed to the Board of Directors effective January 2, 2019.

(2)	Ms. Myers was appointed to the Board of Directors, the Audit Committee, and Capital Structure and Asset Management Committee effective February 26, 2020.

(3)	Ms. Pope was appointed to the Board of Directors, the Compensation Committee, and Nominating and Corporate Governance Committee effective February 26, 2020.
In 2019, the Board of Directors held seven meetings. Each director, excluding Mmes. Myers and Pope whom were appointed to their respective committees and to the Board of Directors on February 26, 2020, attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which each served during the period of their service in 2019.
Audit Committee
The Audit Committee is comprised of Mark Barberio, William Montague, Linda Myers and James Nish, each of whom is independent as required by the NASDAQ rules applicable to such Committee. Mr. Nish serves as the chairperson of the Audit Committee.
The Audit Committee acts in accordance with its charter to assist the Board of Directors in its oversight of matters relating to the financial reporting process, the system of internal accounting control and management of financial risks, the audit process, review and approval of related party transactions, compliance with laws and regulations, and the Company’s code of business conduct.
The Board of Directors has made a determination that each of Mark Barberio, William Montague, Linda Myers and James Nish is an “audit committee financial expert” under the standards established by Securities and Exchange Commission (“SEC”) rules.

Capital Structure and Asset Management Committee
The Capital Structure and Asset Management Committee is comprised of Mark Barberio, William Montague, Linda Myers and James Nish. Mr. Nish serves as the chairperson of the Capital Structure and Asset Management Committee. The Capital Structure and Asset Management Committee acts in accordance with its charter to consult with the Company’s management and assist the Board of Directors in its oversight of the Company’s capital structure, financing activities, merger, acquisition and divestiture transactions, investment decisions and other matters of financial importance to the Company.
Compensation Committee
The Compensation Committee is comprised of Sharon Brady, Craig Hindman, Vinod Khilnani, William Montague, and Atlee Valentine Pope each of whom is independent as required by the NASDAQ rules applicable to such Committee. Ms. Brady serves as the chairperson of the Compensation Committee.
The Compensation Committee acts in accordance with its charter to approve the structure and design of the compensation programs in effect for executive officers and directors of the Company. The Company’s Compensation Committee meets in executive session to determine and approve the compensation packages provided to the executive officers. The Compensation Committee is responsible for ensuring the Company’s compensation programs are competitive and enhance the Company’s ability to attract, retain, and motivate highly qualified individuals to serve as executive officers and directors. The Compensation Committee is also responsible for the administration of the Company’s incentive compensation plans and authorization of grants of equity-based awards pursuant to such plans.
To fulfill its responsibilities, the Compensation Committee has the authority to retain and obtain advice from advisors. The Compensation Committee employs a nationally recognized compensation consultant, Korn Ferry (“KF”), to serve as a compensation advisor and perform market studies of compensation programs offered by a peer group of companies. The Compensation Committee determined KF is an independent advisor by assessing the firm on six independence factors as prescribed by the SEC. The Compensation Committee worked with KF and the Company’s executive management team to make final decisions regarding the design of the programs used to compensate the Company’s executive officers and directors in a manner which is consistent with the Company’s compensation objectives. The amount of fees paid for these services performed by KF was approximately $129,000 during 2019.
The Company used KF for executive search services in 2019 and the amount of the fees paid to KF in 2019 for these services was approximately $303,000.  Additionally, KF provided executive search services to the Board’s Executive Search Committee relating to the search for the Company’s President and Chief Executive Officer.  The amount of the fees for these services paid in 2019 was approximately $131,000.  The decision to engage KF to provide executive search services for the Company in 2019 was made by the Company and the Board made the decision to engage KF to provide executive search services relating to the search for the Company’s President and Chief Executive Officer.
Compensation Committee Interlocks and Insider Participation
During 2019, Sharon Brady, Craig Hindman, Vinod Khilnani, and William Montague served as members of the Compensation Committee. Neither Ms. Brady, Mr. Hindman, Mr. Khilnani, nor Mr. Montague was an executive officer or employee of the Company or any of its subsidiaries during 2019 or prior thereto. In 2019, none of the executive officers of the Company or members of the Compensation Committee served on the compensation committee or on any other committee performing similar functions for any other entity’s board of directors, any of whose officers or directors served on the Company’s Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is comprised of Sharon Brady, Craig Hindman, Vinod Khilnani, William Montague, and Atlee Valentine Pope each of whom is independent as required by NASDAQ rules applicable to such Committee. Mr. Khilnani serves as the chairperson of the Nominating and Corporate Governance Committee.

The purpose of the Nominating and Corporate Governance Committee is to identify and nominate individuals qualified to become Board and committee members, to establish and implement policies and procedures relating to the nominations of qualified candidates, to develop and recommend to the Board a set of corporate governance guidelines for the Company, and to oversee, review, and make periodic recommendations to the Board concerning the Company’s corporate governance guidelines and policies. In support of these purposes, the Nominating and Corporate Governance Committee oversees the directors’ continuing education, which includes seminars focused on strategic and governance issues. The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held February 27, 2020. Sharon Brady, Craig Hindman, Vinod Khilnani, William Montague, and Atlee Valentine Pope did not participate in the recommendation with respect to themselves that they be nominated for election to the Board.
Director Nomination Process
When a Board vacancy arises, the Nominating and Corporate Governance Committee seeks to identify candidates for nomination who are highly qualified, willing to serve as a member of the Company’s Board and will be able to serve the best interests of stockholders. The Nominating and Corporate Governance Committee believes that each candidate must possess at least the following minimum qualifications:

•	Each candidate shall be prepared to represent the best interests of all stockholders and not just one particular constituency;

•
Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field; and

•
Each candidate shall be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committees of which he or she is a member, and not have other personal or professional commitments that would interfere with or limit his or her ability to do so.

The Nominating and Corporate Governance Committee believes that, given the size and complexity of the Company’s operations, the best interests of the Company’s stockholders will be served by a Board which is composed of individuals that contribute to the Board’s overall diversity - diversity being broadly construed to mean a variety of opinions, perspectives, as well as personal and professional experiences and backgrounds. Accordingly, the Nominating and Corporate Governance Committee seeks to identify candidates for nomination who will contribute to the diversity of perspectives present in Board deliberations. During the nomination process, the Nominating and Corporate Governance Committee considers whether the Board’s composition reflects an appropriately diverse mix of skills and experience in relation to the needs of the Company.
The Nominating and Corporate Governance Committee identifies candidates from several sources including directors on the Board, Gibraltar’s executive management team, search firms and research, including database and internet searches. All potential candidates for a director role, including incumbents, are considered and evaluated against the qualifications outlined above.
Stockholder Recommendations of Nominees
The Company has adopted a policy regarding stockholder recommendations of nominees for director to be submitted for evaluation to the Nominating and Corporate Governance Committee. A stockholder may, at any time prior to the deadline for the submission of stockholder proposals, recommend a nominee for consideration by the Nominating and Corporate Governance Committee by sending a recommendation, in writing, to the Secretary of the Company or any member of the Nominating and Corporate Governance Committee, together with such supporting material as the stockholder deems appropriate. Any person recommended by a stockholder in accordance with this policy will be considered by the Nominating and Corporate Governance Committee in the same manner and by the same criteria as other potential nominees.
During 2019, the Nominating and Corporate Governance Committee did not receive any nomination recommendations from stockholders.
Succession Planning
Considering the critical importance of executive leadership to Gibraltar’s success, we have a succession planning process that is enterprise wide for managers up to and including our Chief Executive Officer. Our Board of Directors’ involvement in the process includes a review of succession plans and recommendations as to succession in the event of each executive officer’s termination of employment for any reason.

Our Chief Executive Officer provides an annual review to the Board of Directors assessing the performance of the executive officers of Gibraltar. The Compensation Committee, pursuant to its charter, annually reviews the performance of the executive officers and discusses succession plans for each such officer with the Chief Executive Officer. The Board of Directors has the responsibility to review succession plans for the Chief Executive Officer and other key executive positions.
The Board of Directors and the Nominating and Corporate Governance Committee also work together to assess the composition, tenure, and diversity of the Board of Directors and evaluate succession planning considerations when recommending Board nominees.
Director Education
New directors participate in an orientation process to become familiar with the Company and its strategic plans and businesses, significant financial matters, core values, including ethics, compliance, corporate governance practices and other key policies and practices through a review of Company and Board of Director background materials, and meetings with the Company’s executive management and visits to the Company. The Company is committed to providing directors with opportunities and resources for continuing education for corporate governance and business-related issues as may be appropriate, and regularly has third parties provide presentations on current legal, governance, compensation and accounting matters during board meetings.
Communication with the Board of Directors
The Board of Directors has established a policy with respect to stockholder communication with the directors. Stockholders may send communications to the Board of Directors in care of the Secretary at the Company’s headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228. All mail will be opened and logged. All communication, other than trivial communication or obscene material, will be forwarded promptly to the Directors. Trivial material will be delivered at the next meeting of the Board of Directors. Mail addressed to a particular member of the Board of Directors will be forwarded to that member. Mail addressed to “Outside Directors” or “Non-Management Directors” or similar addressees will be sent to the chairman of the Audit Committee.
The Company does not have a policy regarding director attendance at the annual meeting. Last year’s annual meeting was attended by all of the Directors of the Board.
Employee, Officer and Director Hedging
The Company, pursuant to the terms of its Insider Trading Policy, prohibits all directors, officers, employees, terminated employees and agents from engaging in hedging transactions related to, or from pledging or creating a security interest in, the Company’s common stock, publicly traded debt instruments and restricted stock units they hold.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee currently consists of five directors who are independent as defined in the listing standards of NASDAQ applicable to members of nominating committees. A brief description of the responsibilities of the Nominating and Corporate Governance Committee is set forth above under the caption “Corporate Governance.”
The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held on February 26, 2020. Mmes. Brady and Pope and Messrs. Hindman, Khilnani, and Montague did not participate in recommendations with respect to themselves that they be nominated for election to the Board. No communications from stockholders regarding nominations were received by the Committee. The Nominating and Corporate Governance Committee recommended that Mark Barberio, William Bosway, Sharon Brady, Craig Hindman, Vinod Khilnani, William Montague, Linda Myers, James Nish, and Atlee Valentine Pope each be nominated as Directors for a one-year term.
In evaluating potential nominees, the Nominating and Corporate Governance Committee considers a nominee’s experience as a senior executive at a publicly traded corporation, or as a management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational, religious, governmental or not-for-profit organization, or such other professional experience as the Nominating and Corporate Governance Committee determines shall qualify an individual for Board service; whether such person is “independent” within the meaning of such term in accordance with the applicable listing standards of NASDAQ and the rules promulgated by the Securities and Exchange Commission; financial expertise of a potential nominee; and particular or unique needs of the Company at the time a nominee is being considered.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR INDUSTRIES, INC.

Sharon M. Brady
Craig A. Hindman
Vinod M. Khilnani
William P. Montague
Atlee Valentine Pope

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

2019 Executive Leadership Transition

President and Chief Executive Officer
On January 2, 2019, the Board of Directors appointed William T. Bosway to serve as the Company’s President and Chief Executive Officer, and named Mr. Bosway to the Board of Directors. In connection with this leadership transition, the Compensation Committee established the following compensation for Mr. Bosway in 2019:

•	Established Mr. Bosway’s annual base salary at $700,000;

•
Set Mr. Bosway’s targeted annual incentive compensation at an amount equal to 100% of his annual base salary subject to the same performance goals as the rest of the executive management team. However, regardless of the actual performance for 2019 relative to the targeted performance, Mr. Bosway’s annual performance bonus for 2019 will not be less than $500,000;

•	Awarded Mr. Bosway with an annual grant of time-based restricted units equal to 125% of his annual base salary;

•	Awarded Mr. Bosway with an annual grant of performance stock units equal to 175% of his annual base salary subject to the same performance goal as the rest of the executive management team;

•	Awarded Mr. Bosway with a one-time grant of time-based restricted stock units which will have an aggregate value equal to $1,000,000 at date of grant and which will vest in three equal tranches (1);

•	Provided a special sign-on bonus of $500,000;

•	Provided the right for Mr. Bosway to participate in the Company’s deferred compensation program, the Management Stock Purchase Plan;

•	Provided Mr. Bosway with limited perquisites consisting of personal use of a company car, reimbursable medical benefits, and other benefits provided to employees of Gibraltar’s headquarters; and

•	Entered into a restrictive covenants and severance agreement and a change in control agreement with Mr. Bosway.
(1) The one-time grant of time-based restricted stock units noted above was approved by the Compensation Committee to make whole and compensate Mr. Bosway for awards forfeited in connection with the termination of Mr. Bosway’s employment with his previous employer.
Mr. Bosway’s employment is at will. Mr. Bosway will be entitled to the following severance benefits in the event of Mr. Bosway’s termination by the Company without Cause or by Mr. Bosway for Good Reason:
Non-Change in Control Termination without Cause or for Good Reason

•	2x Annual Base Salary paid in equal installments over the two years following Mr. Bosway’s termination;

•
Cash Bonus payment for year of termination prorated to reflect the time employed, calculated based on actual performance and paid at the same time that annual performance bonuses for the year of termination are paid;

•
Participation in the Company’s benefit programs will be discontinued at the end of the month following Mr. Bosway’s termination. Healthcare will be extended through COBRA for up to eighteen months and subsidized for the same time period above; and

•	Accelerated vesting of restricted stock units, performance stock units and Management Stock Purchase Plan Match.
In the event of Mr. Bosway’s termination in connection with a Change in Control, Mr. Bosway will be entitled to the following:
Change in Control Termination

•	2.5x Annual Base Salary paid in lump-sum;

•	Change in Control Cash Bonus equal to the average of Mr. Bosway’s annual performance bonuses for the three years preceding the change in control, paid in a lump sum;

•
Participation in the Company’s benefit programs will be discontinued at the end of the month following Mr. Bosway’s termination. Healthcare will be extended through COBRA for up to eighteen months and subsidized for the same time period above; and

•	Accelerated vesting of restricted stock units, performance stock units and Management Stock Purchase Plan Match.
The Company may terminate Mr. Bosway’s employment for Cause without notice in the event that Mr. Bosway engage in egregious acts or omissions which result in material injury to the Company and its business. Termination for Cause will result in no severance benefits.

Chief Operating Officer
On March 18, 2019, the Company appointed Patrick M. Burns to serve as the Company’s Chief Operating Officer. In connection with the appointment of Mr. Burns, the Compensation Committee established the following compensation arrangements for 2019:

•	Established Mr. Burns’ annual base salary at $410,000;

•	Set Mr. Burns’ targeted annual incentive compensation at an amount equal to 60% of his annual base salary subject to the same performance goals as the rest of the executive management team;

•	Awarded Mr. Burns with an annual grant of time-based restricted units equal to 45% of his annual base salary;

•	Awarded Mr. Burns with an annual grant of performance stock units equal to 100% of his annual base salary subject to the same performance goal as the rest of the executive management team;

•	Awarded Mr. Burns with a one-time grant of time-based restricted stock units of 10,000 units and which will vest in four equal tranches (1);

•	Provided the right for Mr. Burns to participate in the Company’s deferred compensation program, the Management Stock Purchase Plan;

•	Provided Mr. Burns with limited perquisites consisting of personal use of a company car, reimbursable medical benefits, and other benefits provided to employees of Gibraltar’s headquarters; and

•	Entered into a change in control agreement with Mr. Burns.
(1) The one-time grant of time-based restricted stock units noted above was approved by the Compensation Committee to make whole and compensate Mr. Burns for awards forfeited in connection with the termination of Mr. Burns’ employment with his previous employer.
Mr. Burns’ employment is at will. In the event of Mr. Burns’ termination by the Company without Cause; or in connection with a Change in Control, Mr. Burns will be entitled to the following severance benefits:
Non-Change in Control Termination without Cause

•	Should the Company terminate Mr. Burns employment during the first twelve months of Mr. Burns’ employment, Mr. Burns will be entitled to twelve months’ salary; and

•
The Company may terminate Mr. Burns’ employment for Cause without notice in the event that Mr. Burns engage in egregious acts or omissions which result in material injury to the Company and its business. Termination for Cause will result in no severance benefits.

Change in Control Termination

•	2x Annual Base Salary paid in lump-sum;

•	Change in Control Cash Bonus: The average of Mr. Burns’ annual performance bonuses for the three years preceding the change in control, paid in a lump sum;

•
Participation in the Company’s benefit programs will be discontinued at the end of the month following Mr. Burns’ termination. Healthcare will be extended through COBRA for up to eighteen months and subsidized for the same time period above; and

•	Accelerated vesting of restricted stock units, performance stock units and Management Stock Purchase Plan Match.
Vice Chair of the Company's Board of Directors
Effective upon the hiring of Mr. Bosway, on January 2, 2019, Frank G. Heard agreed to resign from his position as the Company’s President and Chief Executive Officer and be appointed and continue employment as Vice Chair of the Company’s Board of Directors, through March 3, 2020, on which date, Mr. Heard retired from employment with the Company (the “Retirement Date”).
Commencing on the date Mr. Heard resigned from his position as President and Chief Executive Officer and continuing through Mr. Heard’s Retirement Date (such period being hereinafter the “Transition Period”):

•	Mr. Heard continued to participate in the Company’s employee benefit plans and programs;

•	The Company continued to pay Mr. Heard’s annual base salary at the same rate as Mr. Heard’s 2018 annual base salary;

•
Mr. Heard was entitled to participate in the Company’s annual cash incentive compensation program at a target level of performance equal to 110% of his annual base salary and to participate in the 2018 Management Stock Purchase Plan, with the same matching percentage which Mr. Heard was entitled to under such plan for 2018, with amounts earned in 2020 prorated for Mr. Heard’s length of employment; and

•
Mr. Heard was entitled to the same equity-based incentive compensation as a percentage of Mr. Heard’s 2019 annual base salary and with the same percentage allocation between performance units and restricted units with a time-based vesting, as provided to Mr. Heard in connection with his employment in 2018.

With respect to Mr. Heard’s employment during the period January 1, 2020 through March 3, 2020, Mr. Heard was not entitled to receive any equity-based incentive compensation awards. Instead, the Company agreed to pay Mr. Heard, in one lump sum payment to be made no later than sixty days following Mr. Heard’s Retirement Date an amount equal to Mr. Heard’s annual base salary on the Retirement Date multiplied by 62.5%, to reflect that Mr. Heard will only be employed for a portion of 2020. In addition, effective upon Mr. Heard’s Retirement Date, all of Mr. Heard’s then-outstanding equity-based incentive compensation awards became fully vested and non-forfeitable.
During the Transition Period, Mr. Heard’s primary duties were to assist Mr. Bosway in transitioning in to the position of President and Chief Executive Officer of the Company.
Directors and Executive Officers
The following table sets forth certain information regarding the Directors and executive officers of the Company as of March 18, 2020:

Name	Age	Position(s) Held
William T. Bosway	54	Director, President, and Chief Executive Officer (1)
Frank G. Heard	61	Director, Vice Chair of the Company’s Board of Directors (1)
Patrick M. Burns	57	Chief Operating Officer (2)
Timothy F. Murphy	56	Senior Vice President and Chief Financial Officer
Cherri L. Syvrud	53	Senior Vice President of Human Resources and Organizational Development
Jeffrey J. Watorek	40	Vice President, Treasurer and Secretary
William P. Montague	73	Director and Chairman of the Board
Mark G. Barberio	57	Director
Sharon M. Brady	69	Director
Craig A. Hindman	65	Director
Vinod M. Khilnani	67	Director
Linda K. Myers	56	Director (3)
James B. Nish	61	Director
Atlee Valentine Pope	64	Director (3)

(1)
On January 2, 2019, Mr. Bosway was appointed President and Chief Executive Officer and to the Board of Directors of the Company. Mr. Bosway replaces Frank G. Heard who was appointed as Vice Chair of the Company’s Board of Directors, effective January 2, 2019 and who has subsequently retired from employment on March 3, 2020 and will not stand for election to the Board on May 6, 2020.

(2)	On March 18, 2019, Mr. Burns was appointed Chief Operating Officer of the Company.

(3)	On February 26, 2020, Mmes. Myers and Pope were appointed to the Company's Board of Directors.
The recent business experience of the directors is set forth above under “Election of Directors.” The recent business experience of the executive officers who are not also directors is as follows:

Patrick M. Burns
PATRICK BURNS has served as Chief Operating Officer since joining the Company on March 18, 2019. Prior thereto, Mr. Burns was most recently Senior Vice President, Strategy at Dover Corporation from 2016 to 2018. Prior to that, Mr. Burns served as Vice President, Corporate Strategy at Johnson Controls from 2014 to 2016 after spending the previous five years with Danaher Corporation in operating company leadership positions. He graduated from the United States Military Academy with a bachelor’s degree in mechanical engineering and an MBA from J.L. Kellogg School of Management, Northwestern University.

Timothy F. Murphy
TIMOTHY MURPHY was appointed the Company’s Senior Vice President and Chief Financial Officer in April 2017. Prior to April 2017, Mr. Murphy served as the Company’s Treasurer since 2013, Secretary since 2012, and Vice President of Treasury Operations from 2010 to 2013. Mr. Murphy served various roles as a director within the Company’s Finance function from 2004 to 2010. Prior to joining the Company, Mr. Murphy served as a Senior Manager at KPMG. He graduated from the University of Buffalo with a bachelor’s in economics and an MBA with a concentration in accounting.

Cherri L. Syvrud
CHERRI SYVRUD has served as Senior Vice President of Human Resources and Organizational Development of the Company since joining the Company in March 2016. Prior thereto, Ms. Syvrud had a 28-year career with ITW where she last served as a Platform Director of Human Resources, developing and implementing processes to increase operational effectiveness and talent development globally. She graduated from the University of St. Francis with a bachelor’s degree in business.

Jeffrey J. Watorek
JEFFREY WATOREK was appointed Vice President, Treasurer and Secretary in April 2017. Prior to April 2017, Mr. Watorek served as the Company’s Director of Financial Planning and Analysis since 2012 and Manager of External Reporting from 2008 to 2012. Prior to joining the Company, Mr. Watorek served as a Manager at Ernst & Young. He graduated from the Canisius College with bachelor’s and master’s degrees in accounting.

COMPENSATION OF DIRECTORS

2019 Compensation of Directors
Our Compensation Committee engaged Korn Ferry, a nationally recognized compensation consultant, to review survey information, and provide other publicly available information and advice to the Compensation Committee with respect to compensation-related matters for non-employee director compensation for a peer group of companies. The peer group is the same as the peer group disclosed in the section entitled “Compensation Discussion & Analysis” below.
The Compensation Committee reviewed information provided by Korn Ferry relating to Board compensation in relation to compensation earned by directors of our peer group of companies. After this review in May 2019, the Compensation Committee approved a compensation program for non-employee directors consisting of:

•	an annual cash retainer of $60,000;

•	an annual payment for each Board committee on which he or she serves equal to $10,000;

•	an additional annual fee of $100,000 for the Chairman of the Board;

•	an additional annual fee to the Chair of the Audit Committee of $10,000;

•	an additional annual fee to the Chair of the Compensation Committee of $7,500,

•	an additional annual fee to the Chair of the Capital Structure and Asset Management Committee of $7,500; and

•	an additional annual fee to the Chair of the Nominating and Corporate Governance Committee of $5,000.
In addition, the Compensation Committee approved annual grants of stock to each non-employee director having an aggregate fair value equal to $95,000. These shares vest immediately and are delivered to Directors unless a Director elects to defer for future issuance the receipt of all or a portion of the stock award received. Pursuant to this approval, non-employee directors received awards of stock in May 2019. The amount of stock compensation provided to our directors is consistent with the amount of equity-based compensation paid to directors of our peer group as determined in the peer study described above.
Our Management Stock Purchase Plan (“MSPP”) permits non-employee directors to defer their receipt of payment of a portion of their cash retainer to an account established for the director and credited with restricted stock units (“RSUs”) equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of director fees deferred (see the discussion of the MSPP under the caption Non-Qualified Deferred Compensation in the “Compensation Discussion & Analysis” below). RSUs credited to the account of non-employee directors to reflect amounts deferred under the MSPP are paid to the participants upon the termination of their service to the Board.

2019 Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Mark G. Barberio	$78,310	$94,989	$173,299
Sharon M. Brady	$85,810	$94,989	$180,799
Craig A. Hindman	$78,310	$94,989	$173,299
Vinod M. Khilnani	$83,310	$94,989	$178,299
William P. Montague	$198,310	$94,989	$293,299
James B. Nish	$94,966	$94,989	$189,955

(1)
Consists of: (a) pro-rated annual retainer fees of (i) $55,000, effective from January 1, 2019 through May 2, 2019, and (ii) $60,000, effective May 3, 2019; (b) $100,000 for Mr. Montague related to his position as Chairman of the Board; (c) $10,000 for each committee a directors serves; (d) $7,500, $5,000 and $7,500 for Ms. Brady and Messrs. Khilnani and Nish to correspond to their respective positions as Compensation Committee Chairperson, Nominating and Corporate Governance Committee Chairperson and Capital Structure and Asset Management Committee Chairperson, respectively; and (e) pro-rated Audit Committee Chairperson of (i) $7,500, effective from January 1, 2019 through May 2, 2019, and (ii) $10,000, effective May 3, 2019 for Mr. Nish. Mr. Hindman was (i) paid in cash $63,733 and (ii) deferred twenty-five percent of his annual retainer fee in the amount of $14,577 into the MSPP.

(2)
This column represents the grant-date fair value of stock granted during the year. The fair value of stock is calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year End
The following chart summarizes the aggregate number of stock awards outstanding at December 31, 2019 for each director:

Name	Restricted Shares (1)	Deferred Share Units (2)	Restricted Stock Units (“RSUs”) (3)	Aggregate Number of Stock Awards Outstanding
Mark G. Barberio	—	1,099	—	1,099
Sharon M. Brady	—	9,039	6,654	15,693
Craig A. Hindman	—	9,039	10,215	19,254
Vinod M. Khilnani	—	—	7,023	7,023
William P. Montague	2,000	9,039	29,931	40,970
James B. Nish	—	6,536	4,440	10,976

(1)	Mr. Montague holds 2,000 restricted shares that will vest upon his retirement from the Board.
(2)	Deferred share units will be converted into shares upon retirement from the Board of Directors.
(3)	Represents RSUs acquired through deferrals under the MSPP during the period of the Director’s service that will be converted to cash and paid out upon retirement from the Board.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as described in this Definitive Proxy Statement (commonly referred to as the “Say-on-Pay” vote). The Say-on-Pay vote is advisory, and therefore not binding on the Company or the Compensation Committee. However, the outcome of the vote will provide information to the Company and the Compensation Committee regarding stockholder sentiment about our compensation policies and procedures, which the Compensation Committee will carefully review and consider when making future decisions regarding the compensation of our executive officers. Stockholders are encouraged to read the section below entitled “Compensation Discussion & Analysis,” which describes how our compensation policies and procedures implement our compensation philosophy.

Our Compensation Committee has established and designed our executive compensation program to link pay with performance, while enabling the Company to attract and retain qualified talent on the executive management team. We believe the Say-on-Pay vote represents an additional means by which our Compensation Committee may obtain important feedback from our stockholders about the executive compensation program it has designed for our executive officers.
As set forth in the Compensation Discussion & Analysis, the overall objective of our executive compensation program is to attract and retain the talent necessary to ensure Gibraltar’s continued success and to ensure alignment of executive pay with stockholder interests and support Company goals and strategies. To achieve this, the Compensation Committee has designed compensation programs that:

•	Provide competitive total pay opportunities relative to an appropriate peer group;

•	Drive high performance through the use of programs that support and reward desired business results;

•	Reinforce commitment to operational excellence, quality, safety, innovation, and the environment; and

•	Manage compensation program costs and risks while providing for flexibility to vary costs in changing business environments.
As a result, a significant portion of the total compensation of our executive officers is performance-based, in that it depends on the achievement of both short and long-term financial goals and strategic objectives. Additionally, by using our common stock as the payment currency for our long-term incentive compensation, we incentive the establishment and implementation of policies and programs which will improve the price of our stock.
In 2019, short- and long-term incentive compensation represented 50% of our Chief Executive Officer’s targeted total compensation and 55% of the targeted total compensation of our other named executive officers. We believe that this emphasis on both short and long-term financial performance in our compensation structure aligns executives’ and stockholders’ interests. The Compensation Committee believes that the executive compensation program is closely aligned with the long-term interests of our stockholders and is effective in implementing our compensation philosophy and in achieving our strategic goals.
The Say-on-Pay vote gives you, as a stockholder, the opportunity to provide feedback on our executive compensation program by voting for or against the following resolution:
“RESOLVED, that the stockholders of Gibraltar Industries, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Definitive Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the Summary Compensation Table, and other related tables and disclosure.”
The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. As set forth below in the Compensation Discussion & Analysis, the Compensation Committee is of the view that the executive compensation for 2019 was reasonable and appropriate, justified by the performance of the Company and the result of a carefully considered approach.
Although the Say-on-Pay vote is non-binding, the Board of Directors and Compensation Committee will carefully review the outcome of the vote. The Compensation Committee will consider the outcome of the Say-on-Pay vote, as well as other communications from stockholders relating to our compensation practices, in future determinations concerning our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS DEFINITIVE PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC IN PROPOSAL 2.

COMPENSATION DISCUSSION & ANALYSIS

This section, Compensation Discussion & Analysis (“CD&A”), provides the Company’s stockholders with information about the compensation awarded to our named executive officers (“NEOs”) who are listed in the Summary Compensation Table, and demonstrates how the compensation program encourages our NEOs to create stockholder value. The CD&A further illustrates the considerations the Compensation Committee has used and will continue to use in establishing the Company’s compensation philosophy, overseeing the policies that result from that philosophy, and making decisions with respect to those policies, including changes to the policies if warranted.

Executive Summary
2019 Executive Leadership Transition
On January 2, 2019, the Company appointed William T. Bosway as President and Chief Executive Officer of the Company. Prior thereto and for 29 years, Mr. Bosway worked for two Fortune 500 industrial companies. Mr. Bosway brings to the Company strong leadership skills and significant experience in acquisitions, driving organic growth, lean manufacturing and continuous improvement techniques. In connection with Mr. Bosway's appointment, Frank G. Heard, former President and Chief Executive Officer of the Company was appointed Vice Chair of the Board of Directors and subsequently retired on March 3, 2020. Commencing on the date Mr. Heard resigned from his position as President and Chief Executive Officer and continuing through March 3, 2020, Mr. Heard’s primary duties were to assist Mr. Bosway in transitioning in to the position of President and Chief Executive Officer of the Company.
Additionally, on March 18, 2019, the Company appointed Patrick M. Burns as Chief Operating Officer. In his position as Chief Operating Officer, Mr. Burns is responsible for all aspects of the Gibraltar’s day to day operations across its businesses and such other executive duties as he is assigned from time to time by the Board of Directors and the Chief Executive Officer.
Our Compensation Committee consulted with Korn Ferry concerning Mr. Bosway’s and Mr. Burns’ compensatory arrangements in connection with their respective employments, which arrangements are discussed above in the “Directors and Executive Officers of the Company” section of this Definitive Proxy Statement.
2019 Business Results
Our mission is to create compounding and sustainable value with strong leadership positions in higher growth and profitable end markets. Over the past twelve months coinciding with the leadership transition, the Company migrated from a Four-Pillar strategy to a Three-Pillar strategy with the operating foundation focused on three core tenets: Business Systems, Portfolio Management and Organizational Development.

•
Business Systems, which combines two of the Company's previous strategic pillars - operational excellence and product innovation - is supported by an execution review of the Company's monthly business performance, implementation of key investments, IT operating and digital systems performance, and new product and services innovation.

•
Portfolio Management, which combines the two remaining previous strategic pillars - acquisitions and portfolio management - is focused on optimizing the Company's business portfolio and ensuring our human and financial capital are invested to provide sustainable, profitable growth while expanding our relevance with customers and shaping our markets.

•
Organizational Development is the third pillar of our strategy. In order to execute Business Systems and Portfolio Management, the Company must have a highly talented organization, and the organization must continuously develop and improve. The Company aspires to make each of our places of work the “Best Place to Work,” where we focus on creating the best development and learning environment for our people, proactively operate businesses that solve global challenges, and engage and support the communities we are present in. We believe doing so helps us attract and retain the best people so we can execute our business plans.

In addition to migrating from a Four-Pillar strategy to a Three-Pillar strategy during 2019, the Company accomplished the following: implemented new management tools to complement our core 80/20 toolkit and drive improvements in our operating margins; increased the percentage of our sales that are direct to end customer, allowing us to have a more meaningful connection with our end customer, providing the opportunity to better understand the challenges our customers face, and developing solutions to these challenges; and continued to shift the focus of our portfolio to take advantage of rising tides in the renewable energy and conservation markets.

As a result of the success of these strategic initiatives, the Company’s adjusted financial measures in 2019 exceeded thresholds set for performance goals under the Company’s performance-based compensation programs.
The charts following show how the Company’s adjusted performance on the key financial metrics which are used in our incentive compensation program impacted (i) payouts under our Management Incentive Compensation Plan (“MICP”) and (ii) number of Performance Stock Units (“PSUs”) earned under our annual grant of performance-based equity compensation. Note that these financial measures differ from reported financial measures based on generally accepted accounting principles (“GAAP”) due to adjustments to remove the impact of special charges. We add back these charges and gains, in accordance with the terms of our performance-based compensation programs, to provide a measurement of earnings from our ongoing operations and serve as a basis to assess the Company in future periods. These adjusted financial measures are reconciled to our GAAP financial measures within the CD&A.

The charts above reflect the link between incentive compensation and performance for 2019. On average, our NEOs earned an annual incentive equal to 117.45% of target under our MICP and all of our named executive officers earned PSUs equal to 116% of target based on the return on invested capital (“ROIC”) performance goal. The Compensation Committee established performance goals with targets that were designed to provide opportunities for high performing executives to achieve above market rewards based upon outstanding business results.
The charts above show the Compensation Committee set targets at levels that exceeded 2018 actual. In 2019, the Company improved and achieved or exceeded the threshold level of performance in all four metrics. Performance compensation payout percentages under MICP and PSU have risen in 2019 from 2018, but did not reach the level of MICP and PSU payout percentages of 2015 and 2016, due to the Compensation Committee incorporating higher expectations each year for each metric compared to actual results obtained in prior years.
Executive Compensation Highlights
Gibraltar is committed to a philosophy that is heavily weighted toward pay-for-performance that we believe meets or exceeds industry norms. Some of the best practices we employ to achieve this objective include:

What We Do	What We Don’t Do
Deliver a significant portion of executive compensation in the form of at-risk, performance-based compensation	Have single-trigger change-in-control agreements
Set performance goals for stock-based incentives on ROIC based in part on consultation with significant stockholders	Provide change-in-control cash benefits greater than 275% of cash compensation
Limit the maximum payout that can be received in our annual cash incentive plan to 150% of target	Maintain a supplemental executive retirement plan
Reward our executives with performance-based compensation awards linked to relative total stockholder return	Allow our directors and employees to enter into hedging and pledging transactions with Gibraltar stock
Require our directors and executive officers to satisfy stock ownership guidelines	Provide excise tax gross-ups upon a change in control
Engage in a rigorous target-setting process and use multiple performance metrics for the annual cash incentive plan	Provide excise tax gross-ups on executive benefits and perquisites
Maintain a Clawback Provision that applies to all employees	Discount, reload or re-price stock options
Limited use of executive benefits and perquisites
Focus on mitigating undue risk in compensation programs

Conclusion
The Compensation Committee believes that the Company’s pay-for-performance philosophy and commitment to compensation programs that encourage the creation of sustainable, long-term stockholder value and alignment of the interests of the named executive officers with those of our stockholders have been successful in encouraging consistent improvement in the Company’s operating results. The Company’s overall performance in 2019 exceeded that of the prior year, and led to compensation earned under our incentive compensation plans above the threshold performance level, and targeted performance level, except for one of the four metrics. The incremental costs incurred during 2019 for field improvements for our solar tracker solution, resulted in performance by the Company which did not exceed the targeted level of performance for adjusted operating margin under the incentive compensation plans. Nonetheless, 2019 was the fifth year of the Company’s transformational value creation strategy and we continued to generate higher earnings than prior year, at a higher rate of return, with a more efficient use of capital.
We believe the Company’s operating performance and the resultant level of performance-based incentive compensation earned by our executive management team demonstrates the effectiveness of the Company’s pay-for-performance philosophy. The highlights above, as well as the information contained in this CD&A, further reflect the Compensation Committee’s aim to design a compensation program that fairly rewards our executive officers based on performance that is consistent with best practices and in line with pay practices used by our peer group.

Say-on-Pay Vote Results and Response
Based on the results of the Say-on-Pay vote at the 2019 Annual Meeting of Stockholders, in which Gibraltar received 96.3% support from its stockholders, the Compensation Committee concluded that the vast majority of stockholders supported the Company’s compensation programs.
Compensation Philosophy and Pay-for-Performance
The Compensation Committee’s executive pay philosophy is designed to promote alignment of executive pay with stockholder interests and to support Company goals and strategies. Executive compensation programs are designed and managed to promote value creation, to advance overall business objectives, to attract and retain the workforce necessary to ensure the Company’s continued success, and to support Gibraltar’s position as a leading manufacturer and provider of products and services for renewable energy, conservation, residential, industrial and infrastructure markets. From time to time, the executive pay philosophy may be restructured as necessary, to ensure alignment of executive pay with stockholder interests and to support the Company’s goals and strategies.
The Compensation Committee focuses the design and delivery of the Company’s compensation programs to achieve the following:

•	Provide competitive total pay opportunity levels relative to an appropriate group of our peer companies;

•	Drive high performance by our executive officers through the use of programs that support and reward desired business results;

•	Provide opportunities for high performing executive officers to achieve above market rewards;

•	Reinforce our commitment to operational excellence, quality, safety, innovation, and to the environment;

•	Manage current and future programs and risks; and

•	Provide the flexibility to vary compensation costs through periods of change in our business.
We believe our named executive officer’s interests are more directly aligned with the interests of our stockholders when compensation programs are significantly impacted by the value of our common stock, encourage ownership of our common stock, and reward both short and long-term financial performance. The significant elements of our compensation program for executive officers include base salary, the annual Management Incentive Compensation Plan (“MICP”), equity-based incentive compensation under the Long-Term Incentive Plan (“LTIP”), other perquisites, and non-qualified, equity-based deferred compensation plans (“MSPP” and “2018 MSPP”).
The Compensation Committee believes our LTIP, which includes performance-based and time-based equity awards, furthers the objectives noted above and directly aligns with the interest of our stockholders. Another element of our compensation program, the MICP, provides an annual incentive program to our executives which is based upon the achievement of financial and strategic goals. The Compensation Committee believes the other elements of our compensation program are competitive with the market for our management talent and allow us to attract and retain a highly qualified senior management team. As a result, the compensation programs include a substantial portion of performance-based compensation, including the MICP and performance-based equity awards issued under the LTIP.

Consistent with our executive pay philosophy, our CEO’s target compensation is designed to be heavily weighted toward performance-based compensation. During 2019, as depicted in the following chart, 50% of our CEO’s target compensation was provided in the form of performance-based compensation, with an additional 24% attributed to time-vested stock awards. The target compensation of our other NEOs is also weighted toward performance-based compensation. During 2019, on average, 55% of our other NEOs compensation was performance based, with another 17% attributed to time-vested stock awards. The long-term value of time-vested stock awards will fluctuate with our stock price, thus aligning our executive officers’ interests with our stockholders’ interests.
The following charts highlight the targeted compensation mix in 2019 for our CEO and the average mix for the other NEOs:

CEO Target Compensation
"At Risk"
Performance-Based
Compensation
50%
PSUs
25%
Salary
& Other
26%
MICP
25%
RSUs
24%

Other NEOs Average Target Compensation
"At Risk"
Performance-Based
Compensation
55%
PSUs
26%
Salary
& Other
28%
MICP
29%
RSUs
17%

Performance-based compensation consists of annual incentive compensation and performance-based equity awards. A significant portion of the executive officers’ compensation is at-risk based on the value of the Company’s common stock and financial performance. The above charts include targeted compensation generated from the Company match, which is provided for salary and MICP deferrals into our non-qualified deferred compensation plans, an important part of our compensation program. Compensation deferred into the MSPP and 2018 MSPP that is matched, is converted to restricted stock units and is also at-risk, since the matching amounts are paid based on the value of the Company’s common stock. The structure of our non-qualified deferred compensation plans furthers our goal of aligning the interest of our executive officers with the interests of our stockholders as it encourages the deferral of their current compensation for a future payment based on the Company’s future stock price.
The Compensation Committee believes the structure of the MICP incentivizes management to simplify and improve the Company’s operations to generate higher earnings, at a higher rate of return, with a more efficient use of capital.
The other significant components of compensation for our executive officers are not at-risk and consist of a competitive base salary and long-term incentive compensation consisting of time-based restricted stock units (“RSUs”). The RSUs convert to shares over a vesting period generally consisting of four years. The Compensation Committee believes the RSU awards align the executive officers’ goals with the interests of our stockholders as the officers are incentivized to adopt a long-term approach to value creation and increase the stock price through ownership of RSUs and shares of the Company’s common stock. We believe time-based equity awards provide a good balance between performance and share ownership which aligns with long term interests of our stockholders while at the same time encouraging continuity of our executive management.

Distinguishing Awarded Compensation from Realized Compensation
It is important to distinguish the compensation awarded to our named executive officers in 2019, as required to be reported under applicable SEC rules, from the compensation that was actually earned by our executive officers. Compensation reported within the Summary Compensation Table uses different measurements of the compensation reported depending on the type of compensation. The PSU compensation reported for each executive officer is disclosed at targeted award value, or grant-date fair value, while the compensation from the MICP reported in the table reflects the actual amount earned and paid to the executive officers, or realized value. If both portions of performance-based compensation were measured at their realized value, it would show the impact of actual performance on each executive officer’s compensation.

The chart and table below demonstrate and provide the impact that performance-based and deferred compensation had on total compensation realized by our executive officers in 2019:

Name	Fixed Compensation			Performance Based Compensation						Total Compensation		% of Target
	Salary (1)	RSU Awards (1)	All Other (1)	MICP		PSUs		Deferred Compensation
				Target (2)	Realized (1)	Target (1)	Realized (3)	Target (4)	Realized (4)	Target	Realized
William T. Bosway	$694,615	$1,875,004	$521,327	$700,000	$805,910	$1,224,993	$1,420,979	$489,462	$553,008	$5,505,401	$5,870,843	107%
Frank G. Heard	$800,000	$1,400,010	$21,955	$880,000	$1,056,880	$1,600,011	$1,856,026	$608,000	$714,128	$5,309,976	$5,848,999	110%
Patrick M. Burns	$323,269	$587,980	$16,316	$246,000	$295,446	$409,996	$475,605	$179,927	$149,717	$1,763,488	$1,848,333	105%
Timothy F. Murphy	$406,615	$184,507	$33,143	$246,000	$286,221	$409,980	$475,566	$188,262	$212,394	$1,468,507	$1,598,446	109%
Cherri L. Syvrud	$286,615	$72,481	$25,067	$101,500	$117,334	$290,004	$336,405	$89,562	$34,931	$865,229	$872,833	101%

(1)	Amounts correspond to those set forth in the Summary Compensation Table (Refer to Summary Compensation Table Footnotes 4, 5, 7, 8 and 10).

(2)
Equal to the target annual incentive compensation calculated for each NEO based upon a percentage of their salaries. Mr. Burns’ target annual incentive compensation is pro-rated for the portion of 2019 that he was employed by the Company.

(3)
Equal to the actual number of PSU shares earned based on performance of the Company times the stock price as of March 1, 2019 for Messrs. Bosway, Heard, Murphy, and Ms. Syvrud, respectively, and as of March 18, 2019 for Mr. Burns.

(4)
The deferred compensation (i) target equals the company-match shares that would be credited to their non-qualified deferred compensation accounts if each NEO deferred all eligible amounts under the 2018 MSPP, and the MICP was at target; and (ii) realized amount equals the value of the company-match shares added to each NEO’s accounts during 2019 for actual salary deferrals and value of the company-match shares that were earned in 2019 related to actual MICP that will be added to each NEO’s accounts in 2020.

As shown above, the realized compensation earned by each Named Executive Officers ranged from 101% to 110% of targeted compensation. Realized compensation was greater than target compensation as a result of the Company’s performance in relation to the performance goals set for the MICP and PSUs. The Compensation Committee believes realized compensation is an important metric to understand when evaluating the effectiveness of the Company’s compensation programs.

Design of the Compensation Program
The Compensation Committee engaged an independent compensation advisor, Korn Ferry, during 2019 to provide survey information and assistance in connection with the review and analysis of the compensation program for our executive officers to confirm that the emphasis of this program is on performance and long-term incentives and is competitive within our industry in terms of base salaries, annual incentives, and long-term incentives. These three components are the key elements of the compensation program provided to our executive management team.
The Company’s compensation program is reviewed annually to ensure that the goals of the program are met and is amended from time to time to incorporate changes consistent with current industry best practices. The compensation program compensates our executive officers through a mix of base salary, annual incentive payments, and long-term equity-based incentives.
Peer Company Analysis
The relative levels of targeted compensation of our executive officers are determined, in part, by reference to compensation paid to similarly situated executives by a peer group of companies selected by the Compensation Committee in consultation with Korn Ferry. The peer group selected by the Compensation Committee during 2019 consists of:

A.O. Smith Corporation	Armstrong World Industries, Inc.	Masonite International Corporation
Aaon, Inc.	Cornerstone Building Brands, Inc.	Patrick Industries, Inc.
Actuant Corporation	Eagle Materials, Inc.	PGT Innovations, Inc.
Albany International Corporation	Griffon Corporation	Quanex Building Products Corporation
American Woodmark Corporation	Insteel Industries, Inc.	Simpson Manufacturing Co., Inc.
Apogee Enterprises, Inc.	L.B. Foster Company	Trex Company, Inc.
The Company made a minor change to its peer group in 2019, adding one peer company, Aaon, Inc., to the peer group to increase the group to eighteen peer companies. The Compensation Committee believes the chosen peer group aligns with best practices as it provides a sufficient sample size from which we draw conclusions, and reflects a representative market for executive talent that our business faces. The peer companies were selected based on their comparable size, as measured by net sales and market capitalization, and industry. Companies within the selected peer group are all building products or industrial businesses that as of December 31, 2019 have revenues, market capitalization, or assets equal to approximately 40% to 300% of Gibraltar’s revenues, market capitalization, or assets.
Compensation Committee Approval Process
Management recommendations for salary increases and participation levels for all other components of our compensation program, for all executive officers other than the CEO, are made annually and are based on the CEO’s evaluation of each executive officer’s performance, length of service to the Company, experience, level of responsibility, the Company’s financial position, and degree to which their efforts have contributed to the implementation of the Company’s strategies and goals. This information, along with the information provided by KF, is then used by the Compensation Committee to review and establish the compensation of each executive officer. The CEO’s compensation package is determined by the Compensation Committee based upon the same criteria.
Final authority for the establishment of annual compensation packages of our executive officers resides with the Compensation Committee. Once base salaries are established, the formula-driven components of our compensation program are applied to determine the amount of the total compensation which our executive officers will be entitled to receive based upon the degree to which the Company’s annual goals have been achieved.
Based on the peer group analysis described above along with CEO and Compensation Committee review, targeted annual incentive compensation and long-term equity-based incentive compensation components of each executive officer’s total compensation were set at percentages of each executive officer’s base salary. This provides the executive officers and stockholders a degree of certainty as to the level of incentive compensation which executive officers will be entitled to receive upon attainment of a specified level of performance.

The following table summarizes the targeted level of compensation for annual cash incentive compensation and long-term equity-based incentive awards (including RSUs and PSUs) established by the Compensation Committee:

Position	Percentage of Salary
	Annual Incentive Compensation (MICP)	Long-Term Equity Compensation (LTIP)
Chief Executive Officer	100%	300%
Vice Chair of the Board	110%	375%
Chief Operating Officer	60%	145%
Chief Financial Officer	60%	145%
Senior Vice President	35%	125%
The Compensation Committee set the targeted annual incentive compensation and long-term equity-based incentive compensation levels as a percentage of salary after consulting with KF. The Compensation Committee considers these compensation levels reasonable in comparison to the peer companies described above and tailored to the Company’s leadership structure, level of responsibility, and emphasis on pay-for-performance while also emphasizing stock ownership which we believe aligns management’s interests with the interests of our stockholders.
The long-term equity-based incentive plan, as developed by the Compensation Committee, provides executive officers the ability to earn long-term equity-based incentive compensation, which is based, in part, on the passage of time and, in part, on the achievement of performance objectives. This plan was responsive to the desires of both the Compensation Committee and management to develop a long-term equity-based incentive program which would be more closely aligned with the interests of the Company’s stockholders than an equity-based incentive program that provided for payment solely on the expiration of time.
The Compensation Committee believes that the long-term equity-based incentive compensation structure described above promotes the interests of the Company’s stockholders by providing incentives to executive officers to continue their employment with the Company as well as an incentive to create stockholder value. Furthermore, executive officers are provided an incentive to improve the value of the Company’s common stock over the long-term because final payment of this long-term equity-based incentive compensation program is based on the price of the Company’s stock at the time of payment.
Consideration of Risk
We believe the design of our executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. Our compensation program is balanced and focused on the long-term so that our executive officers are incentivized to deliver superior performance over sustained periods. In an effort to promote a focus on the long-term, these compensation plans are designed to allow for deferral of compensation and have elements that are only realizable upon retirement under the MSPP and upon completion of a five-year service requirement under the 2018 MSPP. We believe these plans provide strong incentives to implement policies that promote long-term value creation while avoiding excessive risk-taking in the short-term.
Performance goals are established to align with our overall risk framework and reflect a balanced mix of financial measures designed to avoid placing excessive weight on a single measure. Compensation is also balanced among current cash payments, deferred cash, and equity awards. With limited exceptions, the Compensation Committee retains discretion to adjust compensation for quality of performance and adherence to Company values. Additionally, we have policies in place that limit the amount of compensation that can be earned under performance-based incentive programs, require our executive officers to own certain levels of Company stock, prohibit hedging and pledging activities, and include a Clawback Provision for all performance-based compensation.

Elements of Our Compensation Program
Our compensation program for named executive officers contains the following elements:

•	Base Salary

•	Annual Management Incentive Compensation Plan (MICP)

•	Equity-based Incentive Compensation (Omnibus Plans)

•	Long-term Incentive Compensation Plan (LTIP)

•	Restricted Stock Units (RSUs)

•	Performance Stock Units (PSUs)

•	Non-qualified Deferred Compensation Plans

•	Management Stock Purchase Plan (MSPP)

•	2018 Management Stock Purchase Plan (2018 MSPP)

•	2019 Equity Grants to CEO and COO

•	Retirement Plans

•	Perquisites and Other Benefits

•	Change in Control Benefits

•	Generally Available Benefit Programs

•	2020 Special Performance Stock Unit Grants to CEO, COO and CFO

Base Salary.  As noted above, the Company provides named executive officers with a base salary established by the Compensation Committee, which reflects the level of responsibility held by our executive officers, rewards them for the day-to-day performance of their duties, and is competitive within our industry. Our competitive analysis includes a review of the base salaries and total compensation paid by our peer group companies to their executive officers. The following are named executive officers base salary for 2019 and 2018, and percentage change from prior year:

Name	2019 Base Salary	2018 Base Salary	% Change
William T. Bosway	$700,000	*	*
Frank G. Heard	$800,000	$800,000	—%
Patrick M. Burns	$410,000	*	*
Timothy F. Murphy	$410,000	$390,000	5.1%
Cherri L. Syvrud	$290,000	$270,000	7.4%

*
2018 Base Salary not applicable for Mr. Bosway or Mr. Burns, respectively, as Mr. Bosway was appointed President and Chief Executive Officer of the Company on January 2, 2019 and Mr. Burns was appointed Chief Operating Officer of the Company on March 18, 2019.

The Compensation Committee, in consultation with KF, established the base salary of our President and Chief Executive Officer at $700,000 for 2019, and the base salaries of our other executive officers, in each case based upon an analysis of the base salaries of similarly positioned executives in our peer group. This analysis also provided a baseline for other components of compensation for the executive officers, including stock-based compensation and annual incentive compensation targets.
Annual Management Incentive Compensation Plan. Our annual Management Incentive Compensation Plan (“MICP”) provides alignment between executive management’s cash compensation and stockholder interests by rewarding management for achievement of performance targets that the Compensation Committee believes will enhance stockholder value. The performance goals and weightings are reviewed by the Compensation Committee with management on an annual basis and adjusted if deemed appropriate by the Compensation Committee. The Compensation Committee reviews and alters the weightings and the targets to ensure the management team focuses on the key metrics during different periods. The maximum achievement under the MICP was limited to one hundred and fifty percent (150%) of targeted annual incentive compensation.

MICP targets in 2019 included adjusted earnings per share (“Adjusted EPS”), adjusted operating margin (“Adjusted OM”), days of working capital (“DWC”), and the achievement of strategic objectives.
During 2019, the weighting of the annual MICP for the executive officers was set as follows:

Adjusted EPS	50.0%
Adjusted OM	12.5%
DWC	12.5%
Achievement of strategic objectives	25.0%
The targets and thresholds for the achievement of MICP awards for 2019 compared to actual achievement and targets set for the prior year are as follows:

Level of Achievement	Adjusted EPS		Adjusted OM		DWC
	2019	2018	2019	2018	2019	2018
Threshold	$2.34	$1.88	10.1%	10.1%	51	50
80% Achievement	$2.45	$2.08	10.6%	10.5%	50	47
100% Achievement	$2.55	$2.35	11.1%	11.0%	49	46
150% Achievement	$2.70	$2.50	11.6%	12.0%	47	44

Actual	$2.58	$2.14	10.5%	10.1%	45	52
As shown above, the Adjusted EPS and Adjusted OM targets were set to equal to or exceed prior year results, except for the 150% Adjusted OM target. Additionally, as shown above, the Adjusted EPS was set to significantly improve from the prior year targets. Further, the target and threshold developed for DWC were based on management’s goal to maintain working capital levels while promoting high service levels and maximizing cash flows from operations in an effort to efficiently use our capital. Additionally, the MICP includes achievement of individual strategic objectives as a fourth performance criterion. The individual strategic objectives were established to support the Company’s value creation strategy. Points were assigned to specific strategic objectives for each executive officer. Their performance relative to completing each objective was evaluated on a point scale using specific measurements for their performance during the year. The percentage of attainment of these strategic objectives was measured by comparing the actual points attained in all objectives compared to the total amount of points assigned to each objective. These targets and thresholds are reviewed on an annual basis to ensure alignment of incentive compensation with the Company’s goals.
Targeted annual incentive compensation under the MICP as a percentage of executive officer base salaries along with the potential payouts at threshold, target, and maximum levels are as follows:

Name	Targeted Annual Incentive Compensation as a Percentage of Base Salary	Base Salary	Potential Payout At
			Threshold	Target	Maximum
William T. Bosway	100%	$700,000	$374,500	$700,000	$1,050,000
Frank G. Heard	110%	$800,000	$470,800	$880,000	$1,320,000
Patrick M. Burns	60%	$410,000	$131,610	$246,000	$369,000
Timothy F. Murphy	60%	$410,000	$131,610	$246,000	$369,000
Cherri L. Syvrud	35%	$290,000	$54,303	$101,500	$152,250

The Compensation Committee believes incentivizing management to deliver improved earnings with a focus on the efficient use of capital will provide stockholders with value as higher profits and lower working capital requirements lead to increased cash flow used to fund growth initiatives, including acquisitions. Accordingly, the Adjusted OM target is based upon a percentage of net sales to incentivize management to maximize profitability at any level of sales volume. The Compensation Committee also believes it is important for management to be incentivized to optimize working capital requirements which will maximize cash flow from operations, and in turn fund the growth of the Company. The Compensation Committee believes combination of the three financial targets, respectively, Adjusted EPS, Adjusted OM, and DWC, incentivize management to maximize the return on investment for our stockholders. Furthermore, the Compensation Committee concluded that the metrics used in determination of the MICP payout are effectively connected to the creation of stockholder value.
The following summarizes the level of attainment for each financial performance goal during 2019 (dollar amounts and shares in thousands):

	Adjusted EPS	Adjusted OM	DWC
Income from operations as reported		$87,839

Net income from continuing operations as reported	$65,091

Restructuring and other special costs	18,387	22,214
Adjusted operating income		$110,053

Interest expenses special charges	842
Adjusted net income	$84,320
Weighted average shares outstanding - diluted	32,722

Net sales as reported		$1,047,439

Average net working capital (1)			$131,554
Average daily sales			$2,910

Actual results	$2.58	10.5%	45
MICP targets	$2.55	11.1%	49
Maximum payout target	$2.70	11.6%	47
Payout factor (2)	110.0%	70.8%	150.0%
Weighting	50.0%	12.5%	12.5%
MICP payout percentage	55.00%	8.85%	18.75%

(1)	Average net working capital was based on the 13-month average of accounts receivable and inventory less accounts payable for each month end between December 31, 2018 and December 31, 2019.
(2)
Since the actual results for Adjusted EPS outperformed the Adjusted EPS 100% target, the payout factor was calculated by prorating the over-performance compared to the 100% achievement and the 150% achievement payout factor on a straight-line basis from 100% to 150%. Further, the payout factor for Adjusted OM was calculated by comparing the difference between actual results and the minimum threshold to the difference between the target and the minimum threshold. In addition, since the DWC actual results outperformed the maximum payout target for the DWC performance goal, the payout factor was determined to be 150% for the DWC performance goal.

The following table summarizes how each executive officer performed on their strategic objectives during 2019 along with the performance on the three financial performance goals calculated above and the final payout factor:

Name	Strategic Objective Payout Factor			Financial Objective Payout Percentages			Total Payout Percentage	2019 Annual MICP (1)
	Percentage Completion	Weighting	Payout Percentage	Adjusted EPS	Adjusted OM	DWC
William T. Bosway	130.13%	25.00%	32.53%	55.00%	8.85%	18.75%	115.13%	$805,910
Frank G. Heard	150.00%	25.00%	37.50%	55.00%	8.85%	18.75%	120.10%	$1,056,880
Patrick M. Burns	150.00%	25.00%	37.50%	55.00%	8.85%	18.75%	120.10%	$295,446
Timothy F. Murphy	135.00%	25.00%	33.75%	55.00%	8.85%	18.75%	116.35%	$286,221
Cherri L. Syvrud	132.00%	25.00%	33.00%	55.00%	8.85%	18.75%	115.60%	$117,334
(1) Amounts correspond to those set forth in the Summary Compensation Table.
Note that we reference several adjusted financial measures to calculate payouts under our incentive compensation plans for our 2019 performance. Adjusted financial data excluded special charges consisting of restructuring activities primarily associated with the 80/20 simplification initiative, senior leadership transition cost, debt repayment, acquisition-related costs and other reclassifications. We believe that the presentation of adjusted financial measures provides meaningful supplemental data to stockholders, as well as management, that are indicative of the Company’s core operations and facilitates comparison across reporting periods as well as comparison with other companies.
The Compensation Committee uses adjusted financial information to determine the incentive compensation paid to NEOs under our performance-based compensation plans in order to keep management motivated to make hard decisions to drive long-term value creation, such as entering into restructuring plans, and making acquisitions and divestitures despite the short-term costs associated with these activities. These items normally are not subject to the budgeting process and cannot necessarily be anticipated.
Equity-based Incentive Compensation.  We maintain equity-based incentive compensation plans known as the Gibraltar Industries, Inc. 2015 Equity Incentive Plan and 2018 Equity Incentive Plan (the “Omnibus Plans”). Our Omnibus Plans are an integral component of our overall compensation structure and provide the Company the vehicles through which we make awards of equity-based compensation to our named executive officers and other management employees.
Long-term Incentive Compensation Plan. The Compensation Committee has provided for grants of equity-based awards to our named executive officers each year under the Long-term Incentive Plan (“LTIP”). Long-term equity-based awards have a value, at the time the award is made, equal to a percentage of the executive officer’s base salary. Equity awards consist of time-vested grants of restricted stock units (“RSUs”) and performance-based grants of performance stock units (“PSUs”). Targeted annual incentive compensation under RSU and PSU awards as a percentage of executive officer base salaries during 2019 are as follows:

Name	Target Annual Incentive Compensation of 2019 RSUs	Annual RSU Grants as a Percentage of Base Salary	Target Annual Incentive Compensation of 2019 PSUs	Annual PSU Grants as a Percentage of Base Salary
William T. Bosway	$875,000	125%	$1,225,000	175%
Frank G. Heard	$1,400,000	175%	$1,600,000	200%
Patrick M. Burns	$184,500	45%	$410,000	100%
Timothy F. Murphy	$184,500	45%	$410,000	100%
Cherri L. Syvrud	$72,500	25%	$290,000	100%
Restricted Stock Units
Under the terms of restricted stock unit awards, vesting occurs at a rate of 25% per year. The vesting conditions which apply to RSUs granted to the executive officers under the Company’s long-term incentive plan are designed to reward executives for continuing their employment with the Company and for implementing policies and practices which increase the value of the Company’s common stock over a significant period of time.

Performance Stock Units
The number of PSUs earned were determined during the 2019 performance period based upon the Company’s return on invested capital (as defined in the award) compared to the targeted ROIC. The Compensation Committee has selected ROIC as the performance goal used in determining payouts under PSU awards-based stockholder feedback and management’s recommendation.
ROIC is an important metric to be considered when making investment decisions and a focus on ROIC will incentivize management to make careful considerations when allocating capital for equipment, innovative growth opportunities, acquisitions, and other growth initiatives. The Company is actively focusing on portfolio management and has significant capital to utilize in acquisitions to expand its position and shape its markets, and as a result we believe it is challenging to forecast for periods longer than one year. Although the PSU awards use only one performance metric to determine the number of units earned under the grants, the Compensation Committee believes ROIC is a broad measurement of performance that measures profitability, cash flow generation, and asset management. Given that ROIC is a broad performance metric, we believe this measure is indicative of the effectiveness of our executive management team.
Targeted ROIC was based upon the budget presented to the Board of Directors by the executive management team. The Compensation Committee approved the 2019 target of 15.5% based on the budgeted financial information presented. The threshold to earn any PSUs under the award was set at 14.1%. The maximum number of shares earned is limited to 200%, which would have required a ROIC of 17.5% or higher to achieve.
In 2019, the named executive officers earned 116.0% of the targeted PSUs awarded as calculated below:

2019 ROIC
Net income from continuing operations as reported	$65,091
Restructuring and other special costs, after tax	18,387
Interest expense special charges, after tax	842
Adjusted net income	84,320
Tax effected interest expense	878
Adjusted net income before interest	$85,198
Average adjusted invested capital (1)	$538,701

Return on invested capital	15.82%

PSU minimum threshold	14.1%
PSU target	15.5%
PSU maximum limit	17.5%
Payout factor (2)	116.0%

(1)	Average adjusted invested capital was based on the 13-month average of total stockholders’ equity adjusted for special charges plus debt, minus cash for the period ended December 31.

(2)	The payout factor for ROIC was calculated by comparing the difference between actual results and the target to the difference between the target and the maximum limit.
The number of PSUs earned is determined based on ROIC performance during the first year of the award and the earned PSUs are converted to shares of common stock. The targeted number of PSU awards granted to each executive officer is based on a percentage of each recipient’s base salary which is determined by the Compensation Committee in the same manner as the other elements of executive compensation. The following table calculates the number of PSU awards issued and earned during 2019:

	William T. Bosway	Frank G. Heard	Patrick M. Burns	Timothy F. Murphy	Cherri L. Syvrud
Target compensation from PSU awards ($)	$1,225,000	$1,600,000	$410,000	$410,000	$290,000
Stock price as of grant date ($)	$40.56	$40.56	$40.35	$40.56	$40.56
PSUs awarded during 2019 (#)	30,202	39,448	10,161	10,108	7,150
Percentage of PSUs earned (per above) (%)	116.0%	116.0%	116.0%	116.0%	116.0%
PSUs earned during 2019 (#)	35,034	45,760	11,787	11,725	8,294

The Compensation Committee believes this component of our compensation program more closely aligns executive officer compensation with the interests of the Company’s stockholders by emphasizing ROIC and promotes retention of the Company’s executive management team due to the three-year vesting period.
Non-qualified Deferred Compensation Plans.  A feature of our Omnibus Plans, as described above, is the Management Stock Purchase Plan (“MSPP”) and the 2018 Management Stock Purchase Plan (“2018 MSPP”), non-qualified deferred compensation arrangements, which allow our executive officers to defer receipt of a portion of their base salary and a portion of the amount of their annual incentive compensation earned under MICP. Each of these plans contain a feature in which the Company contributes RSUs to the accounts of executive officers who have deferred a portion of their base salary and/or annual incentive compensation earned under MICP.
The Compensation Committee approved the establishment of the 2018 MSPP, under the terms of the Company’s 2018 Equity Incentive Plan, in order to attract, retain and motivate management employees not close to retirement age. The Compensation Committee reduced the Company’s matching percentages, the time required for a participant to vest in their balances, and expanded, for amounts deferred, the investment alternatives, which are substantially similar to the universe of investment alternatives, including common stock of the Company, available to employees who have elected to participate in the Gibraltar 401(k) Plan.
In 2019, Messrs. Bosway, Heard, Burns, Murphy and Ms. Syvrud deferred payment of a portion of their base salaries and annual incentive compensation payment earned under the MICP into the 2018 MSPP, respectively.
Management Stock Purchase Plan
The MSPP provides our executive officers the right to defer the receipt of their annual incentive compensation payment earned under the MICP and up to 25% of their base salary. If, and to the extent that, an executive officer defers any portion of his or her MICP payment or base salary, an account is established for his or her benefit under the MSPP and credited with RSUs equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of the MICP payment or base salary which was deferred. The price used to determine the number of RSUs credited to an executive officer’s account for MICP deferral is the 200-day closing average price per share of the Company’s stock determined one day prior to the date in which the compensation was earned and deferred. The Company’s use of a 200-day closing average price for valuing RSUs is intended to eliminate the effect of short-term market fluctuations on the number of RSUs awarded under our MSPP. The price used to determine the number of RSUs credited to an executive officer’s account for salary deferral is the calendar quarter closing average price per share of the Company’s stock determined as of the end of the applicable calendar quarter.
In addition to RSUs which are credited to the accounts of executive officers who elect to defer a portion of their MICP payment or base salary, the Company credits an additional number of RSUs (“Matching RSUs”) to the account of the executive officer. These Matching RSUs are forfeited if the executive officer’s employment is terminated, for any reason other than a change in control transaction, termination without cause, and death or disability, before the executive officer reaches age sixty (60).
RSUs credited to the account of an executive officer to reflect amounts deferred under the MSPP are paid to the participant upon a termination of employment. In addition, if the executive officer’s employment is terminated after age sixty (60), or if the executive officer’s employment is terminated without cause, or due to death or disability, before the executive officer reaches age sixty (60), the participant will be entitled to receive payment for Matching RSUs.
2018 Management Stock Purchase Plan
In connection with the Company’s adoption of the 2018 Equity Incentive Plan, the Company adopted the 2018 Management Stock Purchase Plan (“2018 MSPP”). The 2018 MSPP provides our executive officers the right to defer payment of a portion of their base salary and a portion of their annual incentive bonus. Executive officers who have elected to defer their receipt of their compensation will be able to achieve an investment return based on the hypothetical investment of such amounts among a universe of investment alternatives which is substantially similar to the universe of investment alternatives which are made available to employees who have elected to participate in the Gibraltar 401(k) Plan (“Unrestricted Units”) and common stock of the Company (“Restricted Units”).
In addition to an investment return based on the hypothetical investment credited to executive officers based on their deferral of base salary or bonus, the executive officers who have elected to defer a portion of their MICP payment or base salary, the Company credits an additional number of RSUs (“Matching RSUs”) in an amount based on their deferrals to the account of the executive officer. These Matching RSUs are forfeited if the executive officer’s employment is terminated, for any reason other than a change in control transaction, termination without cause, and death or disability, before the executive officer reaches the fifth anniversary of the executive officer's vesting commencement date.

RSUs credited to the account of an executive officer to reflect amounts deferred under the 2018 MSPP are paid to the participant upon a termination of employment. In addition, if the executive officer’s employment is terminated after the fifth anniversary of the executive officer's vesting commencement date, or if the executive officer’s employment is terminated without cause, or due to death or disability, before the executive officer reaches the fifth anniversary of the executive officer's vesting commencement date, the participant will be entitled to receive payment for Matching RSUs.
The following table summarizes the amount each NEO deferred into the MSPP and 2018 MSPP during 2019, the number of RSUs credited to their MSPP and 2018 MSPP accounts, and the matching RSUs credited to their MSPP and 2018 MSPP accounts, respectively:

Name	2019 Deferred Compensation	RSUs Credited to MSPP for		RSUs Credited to 2018 MSPP for
		Officer Deferrals	Company Match	Officer Deferrals	Company Match
William T. Bosway	$173,654	—	—	4,138	1,655
Frank G. Heard	$714,536	13,106	9,829	4,770	1,908
Patrick M. Burns	$78,846	—	—	—	730
Timothy F. Murphy	$287,614	4,737	3,552	2,422	969
Cherri L. Syvrud	$47,172	471	471	—	273
Under MSPP, the amount to be paid to a participant upon termination of his or her employment is equal to the number of RSUs credited to his or her account, including Matching RSUs, if applicable, multiplied by the 200-day rolling average price per share of the Company’s stock, determined as of the day immediately preceding the participant’s termination.
Under 2018 MSPP, the amount to be paid to a participant upon termination of his or her employment is equal to the hypothetical investments credited to his or her account plus the total number of RSUs, including Matching RSUs, if applicable, in his or her account multiplied by the 200-day rolling average price per share of the Company’s stock, determined as of the immediately preceding calendar-month's end date immediately preceding the date the participant becomes eligible to receive a distribution of his or her account under the 2018 MSPP.
Payment of the amount determined above under each plan is made to the participant based on an election made by the participant prior to the deferral in either (a) a lump sum, (b) five substantially equal annual installments, or (c) ten substantially equal annual installments, in each case, beginning six months after the date of termination. During the period that the installment payments are being made, the undistributed value of the participant’s account will earn interest at a rate equal to the average annualized rate of interest payable on ten-year US Treasury Notes plus two percent (2%).
We believe the MSPP and the 2018 MSPP further our compensation objectives of aligning the interests of our executive officers with stockholder interests by providing the executive officers an opportunity to increase post-termination compensation as a result of increases in the value of the Company’s common stock over their careers.
2019 Equity Grants to CEO and COO. In connection with the Company’s appointment of Messrs. Bosway and Burns, the Compensation Committee awarded Mr. Bosway, Chief Executive Officer, a one-time grant of RSUs on January 2, 2019 and, on March 18, 2019, awarded Mr. Burns, Chief Operating Officer, a one-time grant of RSUs as follows:

Type of Awards	William T. Bosway		Patrick M. Burns
	Award Granted	Grant Date Fair Value	Award Granted	Grant Date Fair Value
Restricted stock units (RSUs)	28,027	$1,000,003	10,000	$403,500
Mr. Bosway's award vests in three equal tranches on each of the first three anniversaries of Mr. Bosway’s employment commencement date. Mr. Burns’ award vests in four equal tranches on each of the first four anniversaries of Mr. Burns’ employment commencement date. The Compensation Committee used these awards to make whole and compensate Mr. Bosway and Mr. Burns for awards forfeited in connection with the termination of their employment with their previous employer. Although all the compensation related to these awards is captured within the Summary Compensation Table in 2019, the Compensation Committee considers these awards as compensation related to the vesting period, which spans the next three for Mr. Bosway and four years for Mr. Burns.
Retirement Plans.  All of our executive officers are entitled to participate in our Gibraltar 401(k) Plan. The Company does not provide any other retirement benefits aside from the 401(k) Plan.

Perquisites and Other Benefits.  We annually review the perquisites that executive officers receive. The perquisites offered to our executive officers in 2019 include personal use of Company automobile, health-care benefits and tax planning services.
Change in Control Benefits.  Our executive officers have been a key component in building our Company into the successful enterprise that it is today. We believe that it is important to protect our executive officers in the context of a change in control transaction to allow them to focus on the transaction. Further, it is our belief that the interests of our stockholders will be best served if the interests of our executive officers are aligned with the long-term success of the Company. We believe that change in control benefits should eliminate, or at least reduce, the reluctance of our executive officers to vigorously negotiate the optimal financial terms for our stockholders in the event of any potential, future change in control transactions. As a result, the Company has entered into Change in Control agreements with each of Messrs. Bosway, Burns and Murphy. As a result of Mr. Heard's retirement on March 3, 2020, Mr. Heard no longer has any right to payment of Change in Control benefits.
Our Change in Control benefits for Messrs. Bosway, Heard, Burns and Murphy provide for the protection of previously granted equity-based incentive compensation and provide for a cash payment upon a double trigger event, which would be the consummation of the Change in Control transaction and subsequent termination of employment.
The cash components of any change in control benefits are paid in one lump sum. For more information concerning amounts our executive officers are entitled to receive upon a termination of employment and change in control, see “Potential Payments Upon Termination or Change in Control” below.
Generally Available Benefit Programs. The executive officers also participate in the Company’s other generally available benefit plans on the same terms as other employees at the Company’s headquarters. These plans include vacation, medical and dental insurance, life insurance, a supplemental salary continuation plan providing supplemental short-term disability benefits, and the Company’s matching contribution to the Gibraltar 401(k) Plan.
2020 Special Performance Stock Unit Grants to CEO, COO and CFO. On March 2, 2020, to provide the senior executive team with a long-term, performance-based incentive to generate value for our stockholders, the Compensation Committee awarded Mr. Bosway, Chief Executive Officer, Mr. Burns, Chief Operating Officer, and Mr. Murphy, Chief Financial Officer, a grant of TSR PSUs consisting of the following:

Type of Awards	William T. Bosway		Patrick M. Burns		Timothy F. Murphy
	Award Target	Grant Date Fair Value	Award Target	Grant Date Fair Value	Award Target	Grant Date Fair Value
Performance stock units (TSR PSUs)	12,000	$669,120	9,000	$501,840	9,000	$501,840
These awards cliff-vest after three years on March 1, 2023 and will be settled in shares of Gibraltar stock. The TSR PSUs will be earned based upon the Company's relative total stockholder return (“TSR”) generated over a performance period beginning March 2, 2020 and ending March 1, 2023 compared to the TSR of companies within the S&P Small Cap 600 Industrial Sector Index. The payout factor applied to the target TSR PSUs granted is based upon meeting a threshold of the 40th percentile. At the 40th percentile, 50% of the target TSR PSUs will be issuable, at the 55th percentile, 100% of the target TSR PSUs will be issuable, and at 75th percentile, 200% of the target TSR PSUs will be issuable. If Gibraltar’s TSR is negative or does not exceed the 40th percentile, no TSR PSUs will be issuable. A ranking between the 40th and 75th percentiles results in an adjustment of the number of TSR PSUs issuable on a pro-rated basis between threshold and 100% achievement and between 100% achievement until the maximum award limit is reached at the 75th percentile where the executive will be entitled to the issuance of 200% of the target TSR PSUs awarded.
The equity grant was made to encourage the future potential of these executives, to more closely align their interests to the interests of our stockholders, and provide focus for these executives on longer-term results. As 100% of the fair value of the award is directly tied to total shareholder return, the Compensation Committee used these awards to ensure that these executives are significantly and immediately impacted by share price appreciation. The performance-based component of the TSR PSUs is designed to motivate the CEO, COO and CFO to further execute under Gibraltar’s three core pillars to support and drive business over the three-year vesting period and ultimately create long-term value for our stockholders.
As these awards were granted in 2020, the compensation related to the awards will not appear in the Summary Compensation Table until next year.

Employment Agreement
Frank G. Heard’s Employment Agreement. On May 9, 2014, the Company entered into an employment agreement with Frank G. Heard. The Company amended and restated its May 9, 2014 employment agreement with Mr. Heard effective as of January 1, 2015 (the “Employment Agreement”) when he was promoted to President and Chief Executive Officer. Effective January 2, 2019, Mr. Heard was appointed Vice Chair of the Board of Directors. In connection with the change in Mr. Heard’s position and his appointment as Vice Chair of the Board of Directors, Mr. Heard’s Employment Agreement was amended to provide, among other things, for his retirement effective March 3, 2020 (the “Retirement Date”).
Commencing on the date Mr. Heard resigned from his position as President and Chief Executive Officer and continuing through Mr. Heard’s Retirement Date, Mr. Heard’s employment agreement, as amended effective January 2, 2019. provided for the following:

•	The term of Mr. Heard’s employment would continue until his Retirement Date unless earlier terminated by the Company;

•	Mr. Heard would continue to participate in the Company’s employee benefit plans and programs;

•	The Company would continue to pay Mr. Heard his annual base salary at the same rate as his 2018 annual base salary;

•
Mr. Heard would continue to be entitled to participate in the Company’s annual cash incentive compensation program at a target level of performance equal to 110% of his annual base salary and to participate in the 2018 Management Stock Purchase Plan, with the same matching percentage which Mr. Heard was entitled to under such plan for 2018, with amounts earned in 2020 prorated for Mr. Heard’s length of employment;

•
Mr. Heard would continue to be entitled to the same equity-based incentive compensation as a percentage of his 2019 annual base salary and with the same percentage allocation between performance units and restricted units with a time-based vesting, as were provided to Mr. Heard in connection with his employment in 2018; and

•
Upon a termination of Mr. Heard’s employment by the Company, without cause, or by Mr. Heard for good reason, Mr. Heard would be entitled to a severance benefit in an amount equal to 1.75 times his base salary.

With respect to Mr. Heard’s employment during the period January 1, 2020 through March 3, 2020, Mr. Heard was not entitled to receive any equity-based incentive compensation awards. Instead, the Company agreed to pay Mr. Heard, in one lump sum payment to be made no later than sixty days following Mr. Heard’s Retirement Date an amount equal to Mr. Heard’s annual base salary on his Retirement Date multiplied by 62.5%, to reflect that Mr. Heard would only be employed for a portion of 2020.
In addition, effective upon Mr. Heard’s Retirement Date, all of Mr. Heard’s then outstanding equity-based incentive compensation awards became fully vested and non-forfeitable.

Clawback Policy
The Company has a Clawback Policy which requires reimbursement of an executive officer’s performance-based compensation if the independent members of the Board determine that the executive engaged in fraudulent conduct that resulted in a restatement of financial statements filed with the Securities and Exchange Commission. The Clawback policy extends to all employees of the Company.
This policy is contained in our Corporate Governance Guidelines, which are available on our website at www.gibraltar1.com.

Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of a current and former named executive officer’s compensation that exceeds $1,000,000 per year. Although the Compensation Committee has historically attempted to structure executive compensation to preserve deductibility, it also reserves the right to provide compensation that may not be fully deductible in order to maintain flexibility in compensating named executive officers in a manner consistent with our compensation philosophy, as deemed appropriate. The Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company. The Section 162(m) limitation resulted in a disallowed tax deduction for compensation expense of $3,071,000 in 2019.
Additionally, Section 409A of the Internal Revenue Code generally imposes a tax on non-qualified deferred compensation arrangements which do not meet guidelines established by regulations under the Internal Revenue Code. The Company’s non-qualified deferred compensation arrangements are intended to comply with Section 409A.

Conclusion
The Compensation Committee believes the Company’s executive compensation program includes a balanced blend of salary, time-based and performance-based compensation plans that enhance the Company’s ability to attract, retain, and motivate highly qualified individuals to serve as our executive officers and to align the financial interests of our executive officers with those of our stockholders.
The high percentage of performance-based compensation for our executive officers re-enforces the Compensation Committee’s commitment to a pay-for-performance philosophy. The incentive programs encourage the executive team to drive operational improvements and make strategic planning decisions that lead to improved financial performance and the creation of stockholder value. As a result, the Compensation Committee recommends you vote FOR the “Say-on-Pay” vote in Proposal 2.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the contents of the above Compensation Discussion & Analysis section of this Definitive Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Definitive Proxy Statement and incorporated by reference in the Company’s annual report on Form 10-K filed February 28, 2020.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR INDUSTRIES, INC.

Sharon M. Brady
Craig A. Hindman
Vinod M. Khilnani
William P. Montague
Atlee Valentine Pope

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

Name	Year	Salary (4)	Stock Awards			Non-Equity Incentive Plan Compensation (8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (9)	All Other Compensation (10)	Total
			Restricted Stock Unit Awards (5)	Non-qualified Stock Options (6)	Performance Stock Unit Awards (7)
William T. Bosway (1)	2019	$694,615	$1,875,004	$—	$1,224,993	$805,910	$69,461	$521,327	$5,191,310
Frank G. Heard (1)	2019	$800,000	$1,400,010	$—	$1,600,011	$1,056,880	$465,902	$21,955	$5,344,758
	2018	$800,000	$1,400,000	$—	$1,600,000	$514,536	$533,188	$36,605	$4,884,329
	2017	$793,070	$1,581,011	$260,982	$2,166,806	$577,584	$819,049	$22,865	$6,221,367
Patrick M. Burns (2)	2019	$323,269	$587,980	$—	$409,996	$295,446	$31,539	$16,316	$1,664,546
Timothy F. Murphy (3)	2019	$406,615	$184,507	$—	$409,980	$286,221	$180,132	$33,143	$1,500,598
	2018	$387,519	$175,488	$—	$389,995	$185,960	$177,770	$38,559	$1,355,291
	2017	$344,137	$328,992	$60,305	$408,946	$172,440	$61,313	$27,742	$1,403,875
Cherri L. Syvrud (4)	2019	$286,615	$72,481	$—	$290,004	$117,334	$29,975	$25,067	$821,476
	2018	$266,692	$67,500	$—	$270,002	$74,041	$34,348	$27,713	$740,296
	2017	$248,384	$148,609	$—	$187,483	$68,696	$42,451	$31,169	$726,792

(1)
Mr. Bosway was hired as President and Chief Executive Officer and Mr. Heard was appointed as Vice Chair of the Company's Board of Directors on January 2, 2019, respectively. Mr. Heard resigned from his position as President and Chief Executive Officer of the Company effective January 2, 2019 and retired on March 3, 2020.

(2)	Mr. Burns was hired and appointed as Chief Operating Officer of the Company on March 18, 2019.

(3)
Mr. Murphy was appointed as Senior Vice President and Chief Financial Officer on April 1, 2017. Mr. Murphy resigned from his position as Vice President, Treasurer and Secretary of the Company effective April 1, 2017.

(4)
Includes amounts, if any, deferred at the direction of the executive officer. Salaries vary from the amounts disclosed in the CD&A as a result of the timing of promotions and annual salary increase during 2019.

(5)
This column represents the grant date fair value of restricted stock units granted that year. Fair value was calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant. The 2019 RSU awards included $875,001, $1,400,010, $184,480, $184,507, and $72,481 of compensation for Messrs. Bosway, Heard, Burns, Murphy, and Ms. Syvrud, respectively, related to the grant date fair value of RSUs issued under the annual LTIP program; and $1,000,003 and $403,500 of compensation for Messrs. Bosway and Burns, respectively, related to grant date fair value of RSUs issued under the equity grants in January 2019 to Mr. Bosway and March 2019 to Mr. Burns. Mr. Bosway’s January 2019 RSUs and Mr. Burns’ March 2019 RSUs were approved by the Compensation Committee to make whole and compensate Messrs. Bosway and Burns for awards forfeited in connection with the termination of their employment with their previous employer. Mr. Bosway’s January 2019 RSUs vest in three equal tranches on each of the first three anniversaries of Mr. Bosway’s employment commencement date. Mr. Burns’ March 2019 RSUs will vest in four equal tranches on each of the first four anniversaries of Mr. Burns’ employment commencement date.

(6)	This column represents the grant date fair value of non-qualified stock options granted that year. Fair value was calculated using a Black-Scholes valuation model.

(7)
This column represents the grant date fair value of PSUs and TSR PSUs granted during that year. For the 2019 PSUs awarded under the annual LTIP program the assumptions applicable to these valuations can be found in Note 12 of the Notes to Consolidated Financial Statements - Equity-Based Compensation contained in the Gibraltar Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 2019.

The actual number of units earned under 2019 annual LTIP program differed based on the performance of the Company as measured by its ROIC (as defined in the award) compared to targeted ROIC. Further information regarding these awards can be found above in the CD&A. As a result, the actual compensation that will be earned under these PSU awards may vary significantly from the grant date fair value disclosed.

(8)	This column represents the amounts earned under the Management Incentive Compensation Plan for the respective years.

(9)	This column represents the Company contributions to the non-qualified deferred compensation plans for each of the named executives, which is included in the Non-qualified Deferred Compensation Table.

(10)	This column represents the following 2019 other compensation:

Other Compensation	William T. Bosway	Frank G. Heard	Patrick M. Burns	Timothy F. Murphy	Cherri L. Syvrud
401(k) match	$10,500	$11,200	$3,785	$11,200	$11,200
Signing bonus	500,000	—	—	—	—
Tax planning	—	6,791	5,000	—	1,000
Personal use of Company autos	894	3,964	4,541	11,583	11,135
Healthcare benefits	9,933	—	2,990	10,360	1,732
Total	$521,327	$21,955	$16,316	$33,143	$25,067

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William T. Bosway
	MICP (1)	$238,000	$700,000	$1,050,000				—	—	$—	$—
	Jan. 2, 2019 (2)							28,027	—	$—	$1,000,003
	Mar. 1, 2019 (3)							21,573	—	$—	$875,001
	Mar. 1, 2019 (4)				—	30,202	60,404	—	—	$—	$1,224,993
	Mar. 31, 2019 (6)							1,433	—	$—	$56,303
	Jun. 30, 2019 (6)							1,697	—	$—	$65,114
	Sep. 30, 2019 (6)							1,351	—	$—	$53,135
	Dec. 31, 2019(6)							1,313	—	$—	$57,129
Frank G. Heard
	MICP (1)	$299,200	$880,000	$1,320,000				—	—	$—	$—
	Mar. 1, 2019 (3)							34,517	—	$—	$1,400,010
	Mar. 1, 2019 (4)				—	39,448	78,896	—	—	$—	$1,600,011
	Mar. 1, 2019 (5)							22,935	—	$—	$930,244
	Mar. 31, 2019 (6)							1,694	—	$—	$66,557
	Jun. 30, 2019 (6)							1,939	—	$—	$74,399
	Sep. 30, 2019 (6)							1,544	—	$—	$60,726
	Dec. 31, 2019 (6)							1,501	—	$—	$65,309
Patrick M Burns
	MICP (1)	$83,640	$246,000	$369,000				—	—	$—	$—
	Mar. 18, 2019 (2)							10,000	—	$—	$403,500
	Mar. 18, 2019 (3)							4,572	—	$—	$184,480
	Mar. 18, 2019 (4)				—	10,161	20,322	—	—	$—	$409,996
	Jun. 30, 2019 (6)							284	—	$—	$10,897
	Sep. 30, 2019 (6)							226	—	$—	$8,889
	Dec. 31, 2019 (6)							220	—	$—	$9,572
Timothy F. Murphy
	MICP (1)	$83,640	$246,000	$369,000				—	—	$—	$—
	Mar. 1, 2019 (3)							4,549	—	$—	$184,507
	Mar. 1, 2019 (4)				—	10,108	20,216	—	—	$—	$409,980
	Mar. 1, 2019 (5)							8,289	—	$—	$336,202
	Mar. 31, 2019 (6)							837	—	$—	$32,886
	Jun. 30, 2019 (6)							994	—	$—	$38,140
	Sep. 30, 2019 (6)							791	—	$—	$31,110
	Dec. 31, 2019 (6)							769	—	$—	$33,459
Cherri L. Syvrud
	MICP (1)	$34,510	$101,500	$152,250				—	—	$—	$—
	Mar. 1, 2019 (3)							1,787	—	$—	$72,481
	Mar. 1, 2019 (4)				—	7,150	14,300	—	—	$—	$290,004
	Mar. 1, 2019 (5)							943	—	$—	$38,248
	Mar. 31, 2019 (6)							67	—	$—	$2,632
	Jun. 30, 2019 (6)							80	—	$—	$3,070
	Sep. 30, 2019 (6)							64	—	$—	$2,517
	Dec. 31, 2019 (6)							62	—	$—	$2,698

(1)
Estimated future payouts represent the amount that was payable under the annual Management Incentive Compensation Plan (“MICP”) for performance in 2019. The maximum payment under this plan is limited to 150% of target.

(2)
On January 2, 2019 and March 18, 2019, Messrs. Bosway and Burns, respectively, received restricted stock units that convert to shares. Mr. Bosway’s January 2019 RSUs vest in three equal tranches on each of the first three anniversaries of Mr. Bosway’s employment commencement date. Mr. Burns’ March 2019 RSUs will vest in four equal tranches on each of the first four anniversaries of Mr. Burns’ employment commencement date. The Compensation Committee used these awards to make whole and compensate Messrs. Bosway and Burns for awards forfeited in connection with the termination of their employment with their previous employer.

(3)	Consists of restricted stock units issued under the Company’s Long-term Incentive Plan that convert to shares upon vesting.

(4)	Consists of performance stock units issued under the Company’s Long-term Incentive Plan that convert to shares upon vesting.

(5)
Consists of restricted stock units issued under the Management Stock Purchase Plan (“MSPP”). Of the restricted stock units issued in 2019, 13,106, 4,737, and 471 units issued to Messrs. Heard and Murphy, and Ms. Syvrud, respectively, represent units purchased through deferral of bonus and 9,829, 3,552, and 471 units issued to Messrs. Heard and Murphy, and Ms. Syvrud, respectively, represent the Company’s match. These restricted stock units convert into a hypothetical cash account upon vesting, which occurs upon both the attainment of age sixty (60) and termination of employment. If employment is voluntarily terminated or terminated with cause prior to the executive officer attaining sixty (60) years of age, matching units are forfeited. Upon termination of employment the balance in the hypothetical cash account is paid out as either a lump sum, or over five years, or over ten years.

(6)
Consists of restricted stock units issued under the 2018 Management Stock Purchase Plan (“2018 MSPP”). Of the restricted stock units issued in 2019, 4,139, 4,770, and 2,422 units issued to Messrs. Bosway, Heard, and Murphy, respectively, represent units purchased through deferral of salary and 1,655, 1,908, 730, 969, and 273 units issued to Messrs. Bosway, Heard, Burns, Murphy, and Ms. Syvrud, respectively, represent the Company’s match. These restricted stock units convert into a hypothetical investment account upon vesting, which occurs upon fifth anniversary of the executive officer’s vesting commencement date. If employment is voluntarily terminated or terminated with cause prior to attaining the fifth anniversary of the executive officer’s participation commencement, matching units are forfeited. Upon termination of employment the balance in the hypothetical investment account is paid out as either a lump sum, or over five years, or over ten years.

Outstanding Equity Awards at Fiscal Year End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

William T. Bosway	—	—	—	$—	—	84,634	$4,268,939	—	$—
Frank G. Heard	25,000	—	—	$25.44	12/31/2025	190,715	$9,619,665	20,000	$1,008,800
	—	20,000	—	$43.05	2/1/2027
Patrick M. Burns	—	—	—	$—	—	26,359	$1,329,548	—	$—
Timothy F. Murphy	—	5,000	—	$39.55	4/3/2027	55,315	$2,790,089	5,000	$252,200
Cherri L. Syvrud	—	—	—	$—	—	22,513	$1,135,556	—	$—

(1)	a. Restricted stock units which vest as follows:
Mr. Bosway - 28,027 units vesting at a rate of 33% a year beginning January 2, 2020; and 21,573 units vesting at a rate of 25% a year beginning March 1, 2020.
Mr. Heard - 4,773 units that vest on February 1, 2020; 8,363 units vesting at a rate of 50% a year beginning February 1, 2020; 31,485 units vesting at a rate of 33% a year beginning March 1, 2020; 34,517 units vesting at a rate of 25% a year beginning March 1, 2020; and 20,000 that cliff vest on February 1, 2020.
Mr. Burns - 10,000 units vesting at a rate of 25% a year beginning March 18, 2020; and 4,572 units vesting at a rate of 25% a year beginning March 18, 2020.

Mr. Murphy - 292 units that vest on February 1, 2020; 296 units vesting at a rate of 50% a year beginning February 1, 2020; 1,338 units vesting at a rate of 50% a year beginning April 3, 2020; 3,947 units vesting at a rate of 33% a year beginning March 1, 2020; 4,549 units vesting at a rate of 25% a year beginning March 1, 2020; 17,000 units that vest and upon his retirement from the Company after October 7, 2023; and 5,000 units that cliff vest on April 3, 2020.
Ms. Syvrud - 456 units that vest on June 10, 2020; 726 units vesting at a rate of 50% a year beginning February 1, 2020; 1,518 units vesting at a rate of 33% a year beginning March 1, 2020; 1,787 units vesting at a rate of 25% a year beginning March 1, 2020;and 2,000 units that cliff vest on February 1, 2020.
b. Performance stock units that will be settled in shares of the Company’s common stock which vest as follows:
Mr. Bosway - 35,034 units that cliff vest on December 31, 2021.
Mr. Heard - 45,817 units that cliff vest on December 31, 2020; and 45,760 units that cliff vest on December 31, 2021.
Mr. Burns - 11,787 units that cliff vest on December 31, 2021.
Mr. Murphy - 11,168 units that cliff vest on December 31, 2020; and 11,725 units that cliff vest on December 31, 2021.
Ms. Syvrud - 7,732 units that cliff vest on December 31, 2020; and 8,294 units that cliff vest on December 31, 2021.

(2)
Represents 20,000 and 5,000 TSR PSUs granted to Messrs. Heard and Murphy on February 1, 2017 and April 3, 2017, respectively, and are based upon achievement of the Company’s relative total stockholder return generated over a three-year performance period ending February 1, 2020 compared to the total stockholder return of companies within the S&P SmallCap Industrial Sector Index. The payout factor applied to target TSR PSUs granted is based upon meeting a threshold of the 40th percentile. At the 40th percentile, 100% of the TSR PSUs will be issuable. Mr. Heard’s and Mr. Murphy’s TSR PSUs cliff vest on February 1, 2020 and April 3, 2020, respectively, and will be settled in shares of the Company’s common stock.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William T. Bosway	—	$—	—	$—
Frank G. Heard	—	$—	43,462	$1,895,089
Patrick M. Burns	—	$—	—	$—
Timothy F. Murphy	—	$—	7,851	$329,616
Cherri L. Syvrud	—	$—	2,674	$119,113

Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (1) (2)	Aggregate Earnings (Losses) in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)
William T. Bosway	$173,654	$69,461	$1,726	$—	$244,841	(5)
Frank G. Heard	$714,536	$465,902	$1,114,442	$—	$10,497,720
Patrick M. Burns	$78,846	$31,539	$3,804	$—	$114,189	(5)
Timothy F. Murphy	$287,614	$180,132	$260,166	$—	$2,538,097	(5)
Cherri L. Syvrud	$47,172	$29,975	$26,889	$—	$273,167	(5)

(1)
Represents the deferred amount of Mr. Heard’s, Mr. Murphy’s and Ms. Syvrud’s annual incentive compensation award earned under the Management Incentive Compensation Plan during 2018, and Mr. Bosway’s, Mr. Heard’s, Mr. Burns’, Mr. Murphy’s and Ms. Syvrud’s salary deferrals in 2019, respectively. Amounts included as compensation in the Summary Compensation Table for 2019 above are $173,654, $200,000, $78,846, $101,654, and $28,661 for Messrs. Bosway, Heard, Burns, Murphy, and Ms. Syvrud, respectively, and $514,536, $185,960 and $18,510 for Messrs. Heard and Murphy, and Ms. Syvrud, respectively, were included as compensation in the Summary Compensation Table for 2018 above.

(2)
Represents the matching contributions from the Company related to the deferred amount of Mr. Heard’s, Mr. Murphy’s and Ms. Syvrud’s annual incentive compensation award earned under the Management Incentive Compensation Plan during 2018, and Mr. Bosway’s, Mr. Heard’s, Mr. Burns’, Mr. Murphy’s and Ms. Syvrud’s salary deferrals in 2019, respectively. Amounts reported are included as compensation in the Summary Compensation Table above.

(3)
Represents the associated earnings on the balance of each participating executive officer’s account under the Management Stock Purchase Plan and 2018 Management Stock Purchase Plan during 2019, respectively. Amounts reported are not included as compensation in the Summary Compensation Table above.

(4)	Amounts previously reported as compensation to Mr. Heard, Mr. Murphy and Ms. Syvrud in Summary Compensation Table for previous years is $6,280,732, $1,217,381, and $172,108, respectively.

(5)
Amount includes $908,721 and $115,541 attributable to matching RSUs for Mr. Murphy and Ms. Syvrud under the Management Stock Purchase Plan, respectively, that will vest on each of their sixtieth (60th) birthdays if they continue their employment through such date, respectively; and $69,955, $30,842 and $11,541 attributable to matching RSUs for Messrs. Bosway, Burns, and Ms. Syvrud under the 2018 Management Stock Purchase Plan, respectively, that will vest on each of their fifth anniversary of their vesting commencement date, if they continue their employment through such date, respectively.

Pay Ratio
We are required to disclose the ratio of the total annual compensation of our CEO to that of our median employee including (i) the median of the annual total compensation of the employees of Gibraltar, except the CEO (“median employee”); (ii) the annual total compensation of the CEO of Gibraltar; and (iii) the ratio of the amount of the annual total compensation of the CEO to the amount of the median annual total compensation of the employees of Gibraltar, except the CEO.
We selected December 31, 2019 as the date upon which we would identity the median employee. The Company’s median employee was identified using the annual total compensation as determined from the Company’s payroll records for the twelve-month period ended December 31, 2019 for the employees of Gibraltar, except the CEO of Gibraltar, that were employed as of December 31, 2019. The total compensation of employees hired during the year and employed as of December 31, 2019 was annualized.
In addition, the following methodology and material assumptions, adjustments, estimates that we used to identify the median employee included the following: (i) Non-U.S. employees in Asia accounted for 2.1% of Gibraltar’s employees, and therefore have been excluded under the “de minimis” exemption allowed under Item 402(u)(4)(ii) of Regulation S-K; and (ii) in accordance with Item 402(u), we omitted 47 employees that became Gibraltar’s employees as the result of a business acquisition during the year ended December 31, 2019.
As calculated using the methodology required for the Summary Compensation Table, the annual total compensation of Mr. Bosway was $5,191,310. The annual total compensation of the selected median employee was $51,513. As a result, the calculated ratio of the median employee annual total compensation to the CEO’s annual total compensation is 101 to 1. This ratio is a reasonable estimate calculated in the manner consistent with Item 402(u) of Regulation S-K.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Effective January 2, 2019, William T. Bosway was appointed as President and Chief Executive Officer of the Company. Coinciding with the appointment of Mr. Bosway as President and Chief Executive Officer, Frank G. Heard, former President and Chief Executive Officer of the Company was appointed Vice Chair of the Board of Directors, and during the past twelve months ended December 31, 2019, Mr. Heard assisted with transitioning Mr. Bosway to the role of President and Chief Executive Officer of the Company. In 2019, Mr. Bosway entered into a severance agreement that provides for a severance payment equal to 2 times his base salary upon his termination without cause or a voluntary termination with good reason. In 2015, Mr. Heard entered into an amended employment agreement that provided for a severance payment equal to 1.75 times his base salary upon his termination without cause or a voluntary termination with good reason. Mr. Heard's employment agreement also established benefits that would have been earned in the event of his death or disability.

The awards of restricted stock units (“RSUs”) which the Company has made to its executive officers provide that the RSUs will be paid in shares of the Company’s stock if the employment of the executive officer is: (i) terminated by the Company without cause, (ii) in the case of the current and former CEO, terminated for “good reason,” or (iii) terminated after one year from the date of grant if the executive officer has attained age 60 and completed at least five years of service to the Company. In each case, a termination without cause will be considered to have occurred if the executive officer’s employment is terminated by the Company for any reason other than a determination by the Compensation Committee that the executive officer has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.
The awards of performance stock units (“PSUs”) which the Company has made to its executive officers provide that if an executive officer’s employment is terminated by the Company without cause or after one year from the date of grant if the executive officer has attained age 60 and completed at least five years of service to the Company, the executive officer will be entitled to payment for the PSUs earned prior to termination. Additionally, the awards of PSUs provide that if a change in control of the Company occurs, the executive officers will be entitled to payment for PSUs earned prior to the change in control together with payment, at the targeted performance level, for performance periods ending after the date the change in control occurs.
In addition to the change in control agreements previously described in connection with the 2019 appointments of Mr. Bosway and Mr. Burns, the Company has also entered into change in control agreements (the “Change in Control Agreements”) with Frank Heard, former CEO and Vice Chair of the Board of Directors, and Senior Vice President and Chief Financial Officer (“Timothy Murphy” or “CFO”). These Change in Control Agreements contain double trigger payment provisions. Accordingly, upon the occurrence of a change in control and termination of employment, Messrs. Bosway, Heard, Burns and Murphy are entitled to receive severance payments equal to 250%, 275%, 200%, and 200%, respectively, of their annual cash compensation. These payments are made in one lump sum, except in the case of Mr. Heard whose benefit includes an amount equal to his base salary payable over twelve months with the balance of the benefit payable in a lump sum.
The Change in Control Agreements define annual cash compensation as the sum of (i) the executive’s annual base salary, including any deferred cash compensation, during the calendar year preceding the year when the change of control occurred and (ii) the highest annual bonus paid to him during the three years immediately preceding the year in which the change in control occurs. The payments and benefits payable in the event of a change in control are not subject to any limitations that would prevent them from being considered “excess parachute payments” subject to excise or corporate tax deduction disallowance under the Internal Revenue Code. Therefore, the lump sum payments could require excise tax payments on the part of the executive, and result in a deduction disallowance on the part of our Company.
In all Change in Control Agreements, a change in control will be deemed to occur if:

i.	Any person or group, other than an affiliate of the Company, acquires thirty-five percent (35%) or more of the common stock of our Company without approval of the Board of Directors;

ii.	There is a change in a majority of the members of the Board of Directors in any twelve-month period and the new directors were not endorsed by the majority of the old directors; or

iii.	We enter into a merger or consolidation transactions involving fifty percent (50%) or more change in ownership.
The following tables set forth the amount of compensation which would be payable to the executive officers upon a termination of their employment under the circumstances described. Except for retirement, the amounts payable have been determined as if the employment of the executive officer was terminated on December 31, 2019, on which date, the closing price per share of the Company’s stock was $50.44. With respect to amounts payable at retirement, we have assumed that the executive officer retired on December 31, 2019, and that, at the time of such retirement, the executive satisfied the applicable age and service requirements for payment of a retirement benefit under the applicable benefit program, and had not met the one year from date of grant time-lapse requirement.

Payments upon Termination of Employment

William T. Bosway

Source of Payment	Voluntary Termination	Voluntary Termination for Good Reason	Retirement	Termination without Cause	Termination for Cause	Death	Disability
Severance Agreement (1)	$—	$1,400,000	$—	$1,400,000	$—	$—	$—
2018 Management Stock Purchase Plan (2)	$174,887	$244,841	$244,841	$244,841	$174,887	$244,841	$244,841
Long-term Incentive Plan (3)	$—	$4,268,939	$—	$4,268,939	$—	$4,268,939	$4,268,939
Non-equity Incentive Compensation (4)	$—	$1,289,456	$1,289,456	$1,289,456	$—	$1,289,456	$1,289,456
Total	$174,887	$7,203,236	$1,534,297	$7,203,236	$174,887	$5,803,236	$5,803,236

(1)
The amount shown under the voluntary termination for good reason and the termination without cause columns represent the aggregate payments that would be made upon Mr. Bosway’s termination for those reasons, equal to 200% of his salary.

(2)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Bosway has not reached his fifth anniversary vesting commencement date, and therefore under the 2018 Management Stock Purchase Plan would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement (which presumes Mr. Bosway attained his fifth anniversary vesting commencement date), voluntary termination for good reason, termination without cause, death and disability.

(3)
The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2019. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The retirement column presumes Mr. Bosway is sixty (60) years old.

(4)
The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2019 which was deferred into the 2018 Management Stock Purchase Plan by Mr. Bosway and therefore the amount in the retirement column includes the Company match as we assume Mr. Bosway attained his fifth anniversary vesting commencement date to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Frank G. Heard

Source of Payment	Voluntary Termination	Voluntary Termination for Good Reason	Retirement	Termination without Cause	Termination for Cause	Death	Disability
Employment Agreement (1)	$197,260	$1,400,000	$—	$1,400,000	$—	$—	$480,000
Management Stock Purchase Plan (2)	$10,215,515	$10,215,515	$10,215,515	$10,215,515	$10,215,515	$10,215,515	$10,215,515
2018 Management Stock Purchase Plan (3)	$282,205	$282,205	$282,205	$282,205	$282,205	$282,205	$282,205
Long-term Incentive Plan (4)	$1,089,905	$9,700,770	$5,651,598	$9,700,770	$1,089,905	$11,866,170	$11,866,170
Non-equity Incentive Compensation (5)	$—	$1,691,008	$1,691,008	$1,691,008	$—	$1,691,008	$1,691,008
Total	$11,784,885	$23,289,498	$17,840,326	$23,289,498	$11,587,625	$24,054,898	$24,534,898

(1)
The amount shown under the voluntary termination column represents 90 days of severance pay. The amount shown under the voluntary termination for good reason and the termination without cause columns represent the aggregate payments that would be made upon Mr. Heard’s termination for those reasons, equal to 175% of his annual base salary. The amount shown under the disability column represents the current value of the annual payment provided for by Mr. Heard’s employment agreement. The disability payment of $480,000, calculated as defined in his employment agreement, is payable annually until Mr. Heard reaches 65 years of age, and is reduced by amounts he would receive from the federal and state governments and insurance, pension, or profit sharing plans maintained by the Company.

(2)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Heard is over sixty (60) years old, and therefore will vest in the Company’s matching contributions upon the occurrence of the events shown in each column.

(3)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Heard has attained his fifth anniversary vesting commencement date, and therefore under the 2018 Management Stock Purchase Plan will vest in the Company’s matching contributions upon the occurrence of the events shown in each column.

(4)
The amounts shown in this row represent the market value of non-qualified stock options, restricted stock units (“RSUs”), and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2019. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate.

(5)
The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2019 which was deferred into the 2018 Management Stock Purchase Plan by Mr. Heard and includes the vested Company match as Mr. Heard has attained his fifth anniversary vesting commencement date. Under the terms of Mr. Heard’s employment agreement, if Mr. Heard’s employment is terminated for cause or is a voluntary termination, Mr. Heard shall not be entitled to receive any portion of the amount earned for the year in which Mr. Heard’s employment is terminated. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Patrick M. Burns

Source of Payment	Voluntary Termination	Retirement	Termination Without Cause	Termination for Cause	Death	Disability
2018 Management Stock Purchase Plan (1)	$83,347	$114,189	$114,189	$83,347	$114,189	$114,189
Long-term Incentive Plan (2)	$—	$—	$1,329,548	$—	$1,329,548	$1,329,548
Non-equity Incentive Compensation (3)	$—	$472,714	$472,714	$—	$472,714	$472,714
Total	$83,347	$586,903	$1,916,451	$83,347	$1,916,451	$1,916,451

(1)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Burns has not reached his fifth anniversary vesting commencement date, and therefore under the 2018 Management Stock Purchase Plan would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement (which presumes Mr. Burns attained his fifth anniversary vesting commencement date), termination without cause, death and disability.

(2)
The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2019. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The retirement column presumes Mr. Burns is sixty (60) years old.

(3)
The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2019 which was deferred into the 2018 Management Stock Purchase Plan by Mr. Burns and therefore the amount in the retirement column includes the Company match as we assume Mr. Burns attained his fifth anniversary vesting commencement date to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Timothy F. Murphy

Source of Payment	Voluntary Termination	Retirement	Termination Without Cause	Termination for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$126,154
Management Stock Purchase Plan (2)	$1,486,058	$2,394,779	$2,394,779	$1,486,058	$2,394,779	$2,394,779
2018 Management Stock Purchase Plan (3)	$143,318	$143,318	$143,318	$143,318	$143,318	$143,318
Long-term Incentive Plan (4)	$106,277	$1,823,305	$2,698,616	$106,277	$3,203,016	$3,203,016
Non-equity Incentive Compensation (5)	$—	$457,954	$457,954	$—	$457,954	$457,954
Total	$1,735,653	$4,819,356	$5,694,667	$1,735,653	$6,199,067	$6,325,221

(1)
The amount shown in the disability column represents payments Mr. Murphy would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Mr. Murphy qualifies for sixteen weeks of salary continuation under this plan based on years of service.

(2)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Murphy is not over sixty (60) years old, and therefore under the Management Stock Purchase Plan would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement (which presumes Mr. Murphy is sixty (60) years of age), termination without cause, death and disability.

(3)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Murphy has attained his fifth anniversary vesting commencement date, and therefore under the 2018 Management Stock Purchase Plan will vest in the Company’s matching contributions upon the occurrence of the events shown in each column.

(4)
The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2019. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The amount shown in the retirement column presumes Mr. Murphy is sixty (60) years old.

(5)
The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2019 which was deferred into the 2018 Management Stock Purchase Plan by Mr. Murphy and includes the vested Company match as Mr. Murphy has attained his fifth anniversary vesting commencement date. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Cherri L. Syvrud

Source of Payment	Voluntary Termination	Retirement	Termination Without Cause	Termination for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$22,308
Management Stock Purchase Plan (2)	$115,541	$231,082	$231,082	$115,541	$231,082	$231,082
2018 Management Stock Purchase Plan (3)	$30,543	$42,085	$42,085	$30,543	$42,085	$42,085
Long-term Incentive Plan (4)	$68,094	$594,284	$1,102,769	$68,094	$1,203,649	$1,203,649
Non-equity Incentive Compensation (5)	$—	$187,734	$187,734	$—	$187,734	$187,734
Total	$214,178	$1,055,185	$1,563,670	$214,178	$1,664,550	$1,686,858

(1)
The amount shown in the disability column represents payments Ms. Syvrud would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Ms. Syvrud qualifies for four weeks of salary continuation under this plan based on years of service.

(2)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with her deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Ms. Syvrud is not over sixty (60) years old, and therefore under the Management Stock Purchase Plan would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement (which presumes Ms. Syvrud is sixty (60) years of age), termination without cause, death and disability.

(3)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with her deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Ms. Syvrud has not reached her fifth anniversary vesting commencement date, and therefore under the 2018 Management Stock Purchase Plan would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement (which presumes Ms. Syvrud attained her fifth anniversary vesting commencement date), termination without cause, death and disability.

(4)
The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2019. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The amount shown in the retirement column presumes Ms. Syvrud is sixty (60) years old.

(5)
The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2019 which was deferred into the 2018 Management Stock Purchase Plan by Ms. Syvrud and therefore the amount in the retirement column includes the Company match as we assume Ms. Syvrud attained her fifth anniversary vesting commencement date to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Payments upon Change in Control
The following tables set forth the amount of compensation which would be payable to the executive officers of the Company with whom the Company has entered into Change in Control Agreements as described above. For purposes of the payments to be made upon a change in control, the tables reflect amounts which would be paid to the executive officers if the change in control occurred and the executive officers were terminated on December 31, 2019, on which date, the closing price per share of the Company’s stock was $50.44.
William T. Bosway

Lump Sum Cash Payment	Value of 2018 MSPP (1)	Value of LTIP RSUs (2)	Value of LTIP PSUs (3)	Non-equity Incentive Compensation	Total
$3,764,775	$244,841	$2,501,824	$1,767,115	$1,289,456	$9,568,011

(1)	Represents the value of Mr. Bosway’s hypothetical investment account, of which $244,841 is the value of RSUs currently issued.

(2)	Represents the value of LTIP RSUs currently issued.

(3)	Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2019 performance periods.

Frank G. Heard

Cash Payment (1)	Value of MSPP RSUs	Value of 2018 MSPP (2)	Value of Outstanding Options	Value of LTIP RSUs (3)	Value of LTIP PSUs (4)	Non-equity Incentive Compensation	Total
$5,106,420	$10,215,515	$282,205	$772,800	$5,000,521	$6,092,850	$1,691,008	$29,161,319

(1)	Represent $800,000 paid over a period of twelve months and $4,124,920 paid in one lump sum.

(2)	Represents the value of Mr. Heard’s hypothetical investment account, of which $282,205 is the value of RSUs currently issued.

(3)	Represents the value of LTIP RSUs currently issued.

(4)	Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2017, 2018 and 2019 performance periods.

Patrick M. Burns

Lump Sum Cash Payment	Value of 2018 MSPP (1)	Value of LTIP RSUs (2)	Value of LTIP PSUs (3)	Non-equity Incentive Compensation	Total
$1,410,892	$114,189	$735,012	$594,536	$472,714	$3,327,343

(1)	Represents the value of Mr. Burns’ hypothetical investment account, of which $30,842 is the value of RSUs currently issued.

(2)	Represents the value of LTIP RSUs currently issued.

(3)	Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2019 performance periods.

Timothy F. Murphy

Lump Sum Cash Payment	Value of MSPP RSUs	Value of 2018 MSPP (1)	Value of Retirement RSUs	Value of Outstanding Options	Value of LTIP RSUs (2)	Value of LTIP PSUs (3)	Non-equity Incentive Compensation	Total
$1,392,442	$2,394,779	$143,318	$857,480	$54,450	$777,886	$1,513,200	$457,954	$7,591,509

(1)	Represents the value of Mr. Murphy’s hypothetical investment account, of which $143,318 is the value of RSUs currently issued.

(2)	Represents the value of LTIP RSUs currently issued.

(3)	Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2017, 2018 and 2019 performance periods.

Cherri L. Syvrud

Lump Sum Cash Payment	Value of MSPP RSUs	Value of 2018 MSPP (1)	Value of LTIP RSUs (2)	Value of LTIP PSUs (3)	Non-equity Incentive Compensation	Total
$—	$231,082	$42,085	$327,204	$876,445	$187,734	$1,664,550

(1)	Represents the value of Ms. Syvrud’s hypothetical investment account, of which $11,542 is the value of RSUs currently issued.

(2)	Represents the value of LTIP RSUs currently issued.

(3)	Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2017, 2018 and 2019 performance periods.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and any persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of initial ownership of Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and to furnish the Company with copies of all forms they file pursuant to Section 16(a).
On May 21, 2019, a Form 5 was filed by William P. Montague to correct an underreporting of the total number of shares of the Company's common stock owned by Mr. Montague, which underreporting was determined to exist based on an audit of the shareholdings of Mr. Montague. Mr. Montague believes the underreporting occurring prior to 2011, in which restricted shares awarded to the Mr. Montague in connection with his service as a member of the Company's Board of Directors were inadvertently not reported due to an administrative oversight.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Certain Beneficial Owners
The following table sets forth information as of March 18, 2020 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% and certain other holders of its outstanding Common Stock:

Name and Address	Number of Shares and Nature of Beneficial Ownership (1) (#)	Percent of Class (%)
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	4,891,891	15.2
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	2,459,335	7.6
Dimensional Fund Advisors LP (4) Building One 6300 Bee Cave Road Austin, TX 78746	2,118,699	6.6
The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	2,029,903	6.3
Franklin Mutual Advisers, LLC (6) 101 John F. Kennedy Parkway Short Hills, NJ 07078	1,857,499	5.8

(1)
Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(2)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2019 available on NASDAQ.com, filed on February 4, 2020 by BlackRock, Inc. Number of shares disclosed above includes 75,600 shares over which BlackRock, Inc. does not have the sole voting power.

(3)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2019 and available on NASDAQ.com, filed on February 14, 2020 by T. Rowe Price Associates, Inc. Number of shares disclosed above includes 2,004,321 shares over which T. Rowe Price Associates, Inc. does not have the sole voting power.

(4)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2019 and available on NASDAQ.com, filed on February 12, 2020 by Dimensional Fund Advisors LP. Number of shares disclosed above includes 66,662 shares over which Dimensional Fund Advisors LP does not have the sole voting power.

(5)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2019 and available on NASDAQ.com, filed on February 12, 2020 by The Vanguard Group. Number of shares disclosed above includes 1,998,608 shares over which The Vanguard Group does not have the sole voting power.

(6)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2019 and available on NASDAQ.com, filed on February 3, 2020 by Franklin Mutual Advisers, LLC. Number of shares disclosed above includes 145,502 shares over which Franklin Mutual Advisers, LLC does not have the sole voting power.

Management
The following table sets forth information as of March 18, 2020 (except as otherwise noted) with respect to each director, director nominee, each executive officer named in the Summary Compensation table above, and all executive officers and directors as a group:

Name and Address (1)	Number of Shares and Nature of Beneficial Ownership (2) (#)	Percent of Class (%)
Frank G. Heard (3)	192,999	*
William P. Montague (4)	39,777	*
Timothy F. Murphy (5)	27,364	*
Vinod M. Khilnani (6)	12,504	*
Jeffrey J. Watorek (7)	9,807	*
William T. Bosway (8)	8,073	*
Cherri L. Syvrud (9)	4,911	*
Craig A. Hindman (10)	3,465	*
Patrick M. Burns (11)	2,575	*
Mark G. Barberio (12)	2,503	*
James B. Nish (13)	2,503	*
Sharon M. Brady (14)	1,322	*
All Directors and Executive Officers as a Group	307,803	0.9

*	Less than 1%.

(1)	The address of each executive officer and director is 3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219.

(2)
Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(3)
Consists of 147,999 shares of common stock registered in the name of the reporting person and 45,000 shares of common stock issuable under currently exercisable options pursuant to our 2015 Equity Incentive Plan.

(4)
Consists of 39,774 shares of common stock registered in the name of the reporting person, including 2,000 restricted shares with respect to which Mr. Montague exercises voting power but does not currently have dispositive power.

(5)
Consists of 15,915 shares of common stock registered in the name of the reporting person and 11,449 shares that Mr. Murphy has the right to acquire beneficial ownership of such shares within sixty days.

(6)	Consists of 12,504 shares of common stock registered in the name of the reporting person.

(7)
Consist of 4,500 shares of common stock issuable under currently exercisable options pursuant to our 2005 Equity Incentive Plan; 4,846 shares of common stock registered in the name of the reporting person; 127 shares that Mr. Watorek has the right to acquire beneficial ownership of such shares within sixty days; and 334 shares of common stock allocated to Mr. Watorek’s account in the Gibraltar 401(k) Plan.

(8)	Consists of 8,073 shares of common stock registered in the name of the reporting person.

(9)	Consists of 4,690 shares of common stock registered in the name of the reporting person and 221 shares of common stock allocated to Ms. Syvrud’s account in the Gibraltar 401(k) Plan.

(10)	Consists of 3,465 shares of common stock registered in the name of the reporting person.

(11)	Consists of 2,575 shares of common stock registered in the name of the reporting person.

(12)	Consists of 2,503 shares of common stock registered in the name of the reporting person.

(13)	Consists of 2,503 shares of common stock registered in the name of the reporting person.

(14)	Consists of 1,322 shares of common stock registered in the name of the reporting person.

Equity Compensation Plan Information
The following table summarizes information as of December 31, 2019 concerning securities authorized for issuance under the Company’s equity-based incentive compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (#)	Weighted-Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1) (#)
Equity Compensation Plans Approved by Security Holders	117,409	$19.91	901,710

(1)
Consists of the Gibraltar Industries, Inc. 2018 Equity Incentive Plan, the 2016 Stock Plan for Non-Employee Directors and the 2015 Equity Incentive Plan (“the Plans”). Note 12 of the Company’s audited consolidated financial statements included in Item 8 of the Annual Report on Form 10-K provides additional information regarding the Plans and securities issuable upon exercise of options. All currently effective equity compensation plans have been approved by the Company’s stockholders.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board has selected the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, and recommends that the stockholders vote for the ratification of that selection. Ernst & Young LLP has audited the Company’s consolidated financial statements for the past fifteen fiscal years including 2019. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
The Audit Committee is responsible for the appointment, oversight, and compensation of the Company’s independent registered public accounting firm, which is evaluated on an annual basis. Before selecting Ernst & Young LLP, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope. Stockholder ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Company’s Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification and will reconsider whether to retain Ernst & Young LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

THE AUDIT COMMITTEE RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 3.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2019 fiscal year. EY audited our consolidated financial statements for the fiscal years ended December 31, 2019 and 2018 and expressed an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019 and 2018. Additionally, EY performed certain non-audit services during fiscal 2019 and 2018 that are permitted under the Sarbanes-Oxley Act and related rules of the Securities and Exchange Commission (“SEC”).
The Audit Committee determined that the provision of the audit-related and permitted non-audit services provided by EY during fiscal 2019 and 2018 was compatible with maintaining their independence pursuant to the auditor independence rules of the SEC for each of these years.
Fees Billed to the Company by EY during Fiscal Year 2019 and 2018

Types of Fees	2019	2018

Audit fees	$1,363,292	$1,409,044
Audit-related fees	—	289,500
Tax fees	3,927	4,102
All other fees	3,915	3,915
Total	$1,371,134	$1,706,561
Audit Fees
The aggregate fees billed by EY for each of the fiscal years ended December 31, 2019 and 2018, respectively, were for services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting included the Company’s annual reports on Form 10-K and review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, including services related thereto.

Audit-Related Fees
There were no audit-related services billed by EY during 2019. The aggregate fees billed by EY for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements (including advice related to mergers and acquisitions) were for the fiscal year ended December 31, 2018.
Tax Fees
The aggregate fees billed by EY for the fiscal years ended December 31, 2019 and 2018, respectively, were for services rendered for tax compliance (including tax planning, tax advice, and other tax services).
All Other Fees
The aggregate fees billed for other products and services for the fiscal years ended December 31, 2019 and 2018, respectively.
Pre-Approval for Non-Audit Services Policies and Procedures of the Audit Committee
The Audit Committee has adopted procedures for pre-approving audit and non-audit services to be provided by EY. In considering such approval, the Audit Committee may request all such information and documentation from the Company as it deems necessary in order for it to make its decision with respect to the requested engagement. The Audit Committee may discuss the potential engagement with the independent registered public accounting firm, with its counsel or other professional advisors.
The Audit Committee shall consider whether or not the performance of the requested non-audit services complies with law, including but not limited to the Sarbanes-Oxley Act and the regulations promulgated by the SEC thereunder. It shall also consider whether the services provided will have a negative effect upon the integrity of the Company’s financial reporting, whether by approving such engagement the Audit Committee is complying with and promoting its purposes, duties, and functions as set forth in its Charter, and it shall also consider any potential negative effect which the engagement may have on the Company, including the possible appearance of a conflict of interest or impropriety. One hundred percent (100%) of the fees billed by EY for audit related services, tax compliance services and other products and services were approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for review and approval, or ratification of reviewing and approving transactions and business relationships with any significant shareholder, director, executive officer or other member of senior management, or their family members on an ongoing basis. The Audit Committee requests and receives from the Company on an annual basis, a list and description of transactions with related parties, as described above, to the extent such transactions are required to be reported in the Company’s Definitive Proxy Statement pursuant to Regulation S-K, Item 404(a). The Audit Committee reviews and discusses such transactions with management and the independent auditor, and approves or ratifies such transactions on an annual basis. Prior to approval or ratification of such transactions, the Audit Committee considers the qualifications of the related party, fees charged to the Company, and the significance of the transaction to the Company and the related party.
There were no transactions with related parties during 2019 for the Audit Committee to review and approve in accordance with the policy, as described above, which is included in the Audit Committee Charter.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of four directors who are independent as defined in the listing standards of NASDAQ applicable to members of audit committees. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Corporate Governance.”
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2019 with management of the Company and Ernst & Young LLP, the Company’s independent registered public accounting firm. During 2019, management evaluated the Company’s internal control over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework). Throughout the year, management kept the Audit Committee apprised of the progress of its evaluation of internal controls and the Audit Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed this report and discussed with management and Ernst & Young LLP the adequacy of the Company’s internal control over financial reporting and disclosure controls. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, which relates to the conduct of the audit, including the auditor’s judgment about the quality of the accounting principles applied in the Company’s 2019 audited consolidated financial statements. The Audit Committee also has reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence. Ernst & Young LLP informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of Ernst & Young LLP.
The Audit Committee appointed Ernst & Young LLP as Company’s independent public accounting firm.
Based on the review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR INDUSTRIES, INC.

James B. Nish
Mark G. Barberio
William P. Montague
Linda K. Myers

OTHER MATTERS

The Company’s management does not currently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

OTHER INFORMATION

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO GIBRALTAR INDUSTRIES, INC., 3556 LAKE SHORE ROAD, PO BOX 2028, BUFFALO, NEW YORK 14219-0228, ATTENTION: JEFFREY J. WATOREK. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF MARCH 18, 2020, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS.

STOCKHOLDERS’ PROPOSALS

Proposals of stockholders intended to be presented at the 2021 Annual Meeting must be received by the Company’s Secretary by December 18, 2020 to be considered for inclusion in the Company’s Definitive Proxy Statement and form of proxy relating to that meeting. Any stockholder proposal submitted after December 18, 2020 will be considered untimely. Proposals should be sent to the attention of the Secretary at the Company’s headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228.
The accompanying Notice and this Definitive Proxy Statement are sent by Order of the Board of Directors.
Jeffrey J. Watorek
Secretary

Dated: April 3, 2020

STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A STOCKHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

GIBRALTAR INDUSTRIES, INC.
3556 LAKE SHORE ROAD
P.O. BOX 2028
BUFFALO, NY 14219

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 5, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ROCK2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 5, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E96565-P33429

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GIBRALTAR INDUSTRIES, INC.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Mark G. Barberio	☐	☐	☐
1b. William T. Bosway	☐	☐	☐
1c. Sharon M. Brady	☐	☐	☐
1d. Craig A. Hindman	☐	☐	☐
1e. Vinod M. Khilnani	☐	☐	☐
1f. Linda K. Myers	☐	☐	☐
1g. William P. Montague	☐	☐	☐
1h. James B. Nish	☐	☐	☐
1i. Atlee Valentine Pope	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory approval on the company's executive compensation (Say-On-Pay).	☐	☐	☐
3. Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: If no direction is indicated on your proxy card, broker non-votes excepted, this proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3. If signing on behalf of a corporation, sign full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2020 Annual Meeting of Stockholders of Gibraltar Industries, Inc. and any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, limited liability company, or partnership, please sign in full corporate, company, or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

If voting by Internet or Phone,
do not return your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E96566-P33429

ANNUAL MEETING OF STOCKHOLDERS OF GIBRALTAR INDUSTRIES, INC.
May 6, 2020

The undersigned hereby appoints WILLIAM P. MONTAGUE AND WILLIAM T. BOSWAY and each or any of them, attorneys and proxies, with the full power of substitution, to vote at the Annual Meeting of Stockholders of GIBRALTAR INDUSTRIES, INC., to be held virtually at www.virtualshareholdermeeting.com/ROCK2020, on May 6, 2020, at 11:00 a.m., Eastern Time, and any adjournments thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on the reverse side.